     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1998

                                                      REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT

                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                           TRIARCO INDUSTRIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
       DELAWARE                      2833                       22-3081998
    (State or other           (Primary Standard Industrial  (I.R.S. Employer
    jurisdiction of          Classification Code Number)   Identification No.)
   incorporation or
     organization)
                             400 HAMBURG TURNPIKE
                            WAYNE, NEW JERSEY 07470
                                (973) 942-5100
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                              ANGELO R. APPIERTO
                            CHIEF FINANCIAL OFFICER
                             400 HAMBURG TURNPIKE
                            WAYNE, NEW JERSEY 07470
                                (973) 942-5100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:

  LOUIS J. BEVILACQUA, ESQ.                EDWARD S. ROSENTHAL, ESQ. FRIED,
CADWALADER, WICKERSHAM & TAFT             FRANK, HARRIS, SHRIVER & JACOBSON
      100 MAIDEN LANE                     350 SOUTH GRAND AVENUE, 32ND FLOOR
  NEW YORK, NEW YORK 10038                 LOS ANGELES, CALIFORNIA 90071
      (212) 504-6000                               (213) 473-2000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                                          PROPOSED
                                             PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE          TO BE       OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED         REGISTERED(1)    PER SHARE(2)   PRICE(2)       FEE
---------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share.......  3,795,000 shares     $14.00     $53,130,000   $15,930

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(1) Includes 495,000 shares subject to an over-allotment option granted to the
    Underwriters by the Company. See "Underwriting."
(2) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(f).

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 22, 1998

                                3,300,000 SHARES

                                      LOGO

                                  COMMON STOCK

  All of the shares of Common Stock offered hereby are being sold by Triarco Industries, Inc. (the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated
that the initial public offering price will be between $    and $    per share.
See "Underwriting" for a discussion of factors considered in determining the initial public offering price. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "TRCO."

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY  OR ADEQUACY  OF THIS PROSPECTUS.  ANY REPRESENTATION      TO  THE
   CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                           Price to  Underwriting  Proceeds to
                                            Public   Discount(1)    Company(2)
------------------------------------------------------------------------------
Per Share.................................    $           $             $
------------------------------------------------------------------------------
Total(3)..................................   $           $             $
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
(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2)  Before deducting expenses payable by the Company, estimated at $    .
(3) The Selling Stockholder has granted to the Underwriters a 30-day option to purchase up to an additional 495,000 shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in
     full, the Price to Public will total $    , the Underwriting Discount will
     total $   , the Proceeds to Company will total $   and the Proceeds to
     Selling Stockholder will total $    . See "Principal and Selling
     Stockholders" and "Underwriting."

  The shares of Common Stock are offered by the Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the office of
NationsBanc Montgomery Securities LLC on or about    , 1998.

                                  -----------

NationsBanc Montgomery Securities LLC                           CIBC Oppenheimer

                                       , 1998

  [Pictorial representations on the inside front cover and inside back cover of the Prospectus are: photos of herbs; photos from the Agricultural Division; photos of production and laboratory operations; photos of finished goods with Fingerprint(R) Botanicals logo and Triarco Industries, Inc. reference; and architectural rendering of the Herbal Processing Facility]



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, THE ENTRY OF STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information contained in this Prospectus, including "Risk Factors" and the Financial Statements and Notes thereto. Except as otherwise noted, all references to the "Company" include its predecessors and all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option and (ii) gives effect to a 4,469-for-1 split of the shares of Common Stock to be effected prior to consummation of this offering. See "--Corporate Consolidation," "Description of Capital Stock" and "Underwriting."

                                  THE COMPANY

  The Company is a leading vertically integrated supplier of high-quality, high-purity natural product ingredients in ready-to-run form to nutritional supplement manufacturers. The Company cultivates, procures, cleans, processes, grinds, granulates, blends and formulates premium natural products that meet the increasing demands of its customers for value-added ingredients. The Company works closely with these customers in developing products that meet the customers' desired label claims with consistent and measurable compounds. The Company also develops ready-to-run forms that accommodate customers' existing tablet, capsule, powder or liquid packaging capabilities. Moreover, the Company provides to its customers value-added technical and research and development ("R&D") support. In 1997, the Company manufactured over 700 products in three categories, botanicals (herbs), teas and specialty products, which accounted for 55.6%, 27.7% and 16.7% of net sales, respectively.

  The Company's customers include a diverse range of nutritional supplement manufacturers which process the Company's natural product ingredients into consumer salable form which are then marketed through various distribution channels. These distribution channels include (i) multi-level marketers such as Herbalife International Inc. ("Herbalife") and Amway Corporation ("Amway"),
(ii) specialty health products retailers such as General Nutrition Companies, Inc. ("GNC"), Whole Foods Market Inc. ("Whole Foods") and Wild Oats Markets Inc. ("Wild Oats") and (iii) mass market retailers such as major drug stores, supermarkets and discount stores. Under the dedication and leadership of the Rohde family, who share more than 40 years experience in the nutritional supplements industry, the Company has developed long-standing relationships with industry leaders including GNC, Global Health Sciences, Inc. ("Global Health") (a major manufacturer for Herbalife), Pharmavite Corporation ("Pharmavite") and Rexall Sundown, Inc. ("Rexall Sundown"). Each distribution channel targets consumers with specific purchasing characteristics with respect to product formulation, quality and price. By maintaining the flexibility to effectively assist its customers in meeting these diverse consumer requirements, the Company believes it maximizes its ability to continually increase the breadth and depth of its customer base.

  Quality assurance and quality control are a fundamental aspect of the Company's business strategy. These disciplines are designed to address both the quality of the Company's botanical manufacturing process and the identity and purity of the Company's ingredients. The Company continues to invest in agricultural, scientific and manufacturing assets and personnel and is committed to elevating the standards for acceptable purity, consistency and quality of natural product ingredients, thus establishing a competitive advantage over other ingredient suppliers. In conjunction with this effort, the Company launched its agricultural division (the "Agricultural Division") in late 1996 by leasing a 500 acre certified organic farm, principally for the purpose of conducting agricultural R&D. In addition, the Company is currently constructing a state-of-the-art herbal processing facility (the "Herbal Processing Facility") that will expand its botanical processing capacity and capabilities.

  The Company believes that it is well positioned to capitalize on the continued growth in the nutritional supplements industry. According to the Packaged Facts Report (as defined herein), the retail market for vitamins, minerals and other supplements (excluding sports nutrition and diet products) has grown at a compound annual growth rate ("CAGR") of 15% from $3.7 billion in 1992 to $6.5 billion in 1996. A large portion of this growth is attributable to an increase in sales of other supplements (primarily herbal products), which grew from $570 million in 1992 to $2.3 billion in 1996. According to the Packaged Facts Report, CAGRs from 1992 through 1996 for vitamins, minerals and other supplements were 8.0%, 5.2% and 41.7%, respectively. In addition, the Packaged Facts Report forecasts a 13.6% CAGR in the market for vitamins, minerals and other supplements (excluding sports nutrition and diet products), including a 25% CAGR in the market for other supplements, through 2001.

  Since its inception in 1978, the Company has experienced rapid growth in net sales and operating income. From 1993 to 1997, net sales and operating income have grown at CAGRs of 34.6% and 84.5%, respectively. Net sales were $42.0 million and $11.1 million and operating income was $8.3 million and $2.2 million in 1997 and the three months ended March 31, 1998, respectively.

                             COMPETITIVE STRENGTHS

INNOVATIVE CUSTOMER SOLUTIONS

  Vertical integration provides the Company with the operational flexibility and breadth of capabilities to offer innovative customer solutions in a rapidly evolving industry. The Company's botanical ingredient production system begins with the acquisition of raw botanicals and extends through the shipment of consistent, high-quality, high-purity ingredients to its customers in ready-to-run form. As a result, the Company is able to provide to its customers innovative solutions at each level of botanical production, from R&D at the agricultural level to branding initiatives at the consumer level, thus meeting the increasing demand of customers for value-added ingredients and services. This vertical integration is in contrast to many of the Company's competitors, which typically possess only a few botanical processing capabilities in-house. Moreover, the Company believes that its ability and dedication to providing innovative solutions makes it a supplier of choice.

DOCUMENTED QUALITY ASSURANCE PROGRAM

  To ensure the production of high-quality, high-purity natural product ingredients, the Company utilizes a documented quality assurance program. This program implements Good Manufacturing Practices ("GMPs") established by the Food and Drug Administration (the "FDA") that, among other things, address processing, cleanliness, testing, sampling and formulations. The Company believes that in appropriate instances its GMPs approach pharmaceutical standards. Currently, the Company is pursuing ISO 9002 certification (an internationally recognized quality assurance standard), which it believes will complement its customers' GMP endeavors and facilitate entry into European markets.

STRINGENT QUALITY CONTROL

  The Company has developed and operates a comprehensive quality control program that subjects all of the Company's products to a battery of stringent tests commencing prior to acceptance of raw materials and continuing through the shipment of finished goods. This program, among other things, identifies botanical raw materials and measures the active and other "marker" compounds. By precisely identifying and measuring marker compounds, the Company selects and standardizes ingredients to customer specifications, thus substantially reducing the natural inconsistencies of raw botanicals. To support this effort, the Company has made significant investments in sophisticated testing methods and equipment, including thin layer chromatography ("TLC"), gas chromatography ("GC") and high performance liquid chromatography ("HPLC"). The Company's stringent quality control is a value-added service that complements its customers' internal quality control programs.

BROAD CUSTOMER REACH

  The Company supplies natural product ingredients to customers that manufacture nutritional supplements for sale through three major distribution channels: multi-level marketers, specialty health products retailers and mass market retailers. Each distribution channel targets consumers with specific purchasing characteristics with respect to product formulation, quality and price. By maintaining the flexibility to effectively assist its customers in meeting these diverse consumer requirements, the Company believes it maximizes its ability to continually increase the breadth and depth of its customer base.

EXPERIENCED MANAGEMENT

  The Company's management team has extensive experience in the nutritional supplements industry. Rodger R. Rohde, Sr., who founded the Company in 1978, has over 30 years of experience in the nutritional supplements, flavors and fragrance industries. Since the Company's inception, Rodger R. Rohde, Sr. and each of the other Rohde Family Members (as defined herein) who has subsequently joined him have been actively involved in the day-to-day operations of the business. The Rohde Family Members have developed long-standing relationships with industry leaders, such as GNC, Global Health, Pharmavite and Rexall Sundown, as well as with major vendors of the Company's raw materials. In an industry characterized by few long-term contracts, these long-standing relationships are a significant source of competitive advantage.

                                GROWTH STRATEGY

  The Company's growth strategy is to maintain and strengthen customer relationships and improve operations and financial performance by focusing on the following principal elements:

BROADEN MARKET REACH

  Develop New Products. The Company, through the efforts of its product development team, has four patents on enzyme products and is continuing to aggressively develop patentable formulas and processes, as well as other proprietary ingredients. The Company's growth strategy entails aiming new product development initially at the multi-level marketing distribution channel to capture the benefits of personal selling and maximize consumer acceptance of the new product or category. This new product development effort will be marketed to new and existing customers by the Company's new national sales manager and sales team.

  Enter New Markets. The Company plans to leverage its competitive strengths to enter related markets in the natural products industry, such as the natural food and cosmetic and beauty aids industries, as well as the pharmaceutical industry. Each of these related industries is increasingly demanding premium natural ingredients. The Company also plans to pursue sales into international markets by recruiting dedicated sales professionals and continuing to register products and trademarks in attractive foreign markets.

  Strengthen Existing Relationships. The Company's long standing customer relationships are based on its commitment to providing high-quality, high-purity ingredients and proactive customer service. The Company's growth strategy entails assembling specialized internal marketing teams to develop innovative customer solutions, such as specialized ingredient blends and end-product forms, technical and R&D assistance, and flexible and reliable deliveries. In addition, senior management continues to support new initiatives to support customers' new product development and marketing activities.

IMPROVE RAW MATERIAL QUALITY AND AVAILABILITY THROUGH AGRICULTURAL R&D

  As a part of its agricultural R&D efforts, the Company is developing improved farming methods for its raw botanicals at its 500 acre certified organic farm. These farming initiatives are designed to increase yield, improve plant strength, accelerate plant growth and reduce related farming costs. Additional agricultural R&D initiatives are directed at developing methods to cultivate naturally occurring raw materials which traditionally have been purchased from gatherers. The Company intends to leverage the proprietary knowledge gained from its agricultural R&D by assisting other growers in improving the quality and yield of their raw materials and providing incentives to such growers to cultivate raw materials on behalf of the Company.

DEVELOP BRAND NAME RECOGNITION

  The Company's growth strategy emphasizes building strong recognition, at the consumer level, of the Company's branded ingredients as premium brands of high-quality, high-purity natural product ingredients. The Company's Fingerprint(R) Botanicals trademark is used on a line of products sold by GNC and is specifically attributed to the Company on the labeling of these GNC products. The Company will promote this and other brands it is currently developing for mass market retailers through a widespread multimedia marketing and advertising strategy aimed at both its customers and the end consumers.

PURSUE STRATEGIC ACQUISITIONS

  The Company plans to capitalize on the highly fragmented nature of the nutritional supplements industry by seeking acquisitions of (i) additional natural ingredient manufacturing companies, (ii) niche companies that provide services along the botanical ingredient production process, (iii) agricultural concerns that produce raw materials, (iv) companies that provide vertical integration opportunities for the Company's enzyme and mineral product lines and (v) companies in related industries such as natural foods and cosmetic and beauty aids.

                                  THE OFFERING

Common Stock offered by the Company.... 3,300,000.shares
Common Stock to be outstanding
 after this offering................... 12,693,838 shares(1)

Use of proceeds........................ For repayment of outstanding indebtedness, expansion of the
                                        Company's Agricultural Division and
                                        Herbal Processing Facility, expansion
                                        of R&D and management information
                                        system ("MIS") functions, launching a
                                        branding initiative with respect to
                                        certain of the Company's products, and
                                        working capital and general corporate
                                        purposes, including potential
                                        acquisitions. See "Use of Proceeds."
Proposed Nasdaq
 National Market
 symbol...............................  TRCO

--------
(1) Excludes      shares to be issuable upon exercise of stock options expected to be granted on or after the consummation of this offering at an exercise price equal to the closing price of the Common Stock on the Nasdaq National Market on the date of grant (or 110% thereof in the case of greater than 10% stockholders). See "Capitalization" and "Management--Employee Benefit Plans--1998 Omnibus Stock Incentive Plan."

                              --------------------

  The Company was incorporated under the laws of Delaware in June 1998, and its principal executive offices are located at 400 Hamburg Turnpike, Wayne, New Jersey 07470, telephone number: (973) 942-5100.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   THREE MONTHS
                                                                       ENDED
                                  YEAR ENDED DECEMBER 31,            MARCH 31,
                          --------------------------------------- ---------------
                           1993    1994    1995    1996    1997    1997    1998
                          ------- ------- ------- ------- ------- ------- -------
                                                                    (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA(1):
Net sales...............  $12,783 $28,169 $23,646 $32,012 $41,995 $10,133 $11,074
Gross profit............    5,651  14,529   9,398  14,018  17,400   4,225   4,522
Operating income........      718   9,429   3,693   6,506   8,327   2,091   2,189
Net income..............      294   7,423   3,655   6,250   8,125   2,028   2,269
PRO FORMA DATA (UNAU-
 DITED):
Historical income before
 income taxes...........                                    8,460           2,327
Pro forma adjustments
 other than income
 taxes(2)...............                                        1              31
                                                          -------         -------
Pro forma income before
 income taxes...........                                    8,461           2,358
Pro forma provision for
 income taxes(3)........                                    3,394             934
                                                          -------         -------
Pro forma net income....                                  $ 5,067         $ 1,424
                                                          =======         =======
Pro forma earnings per
 share(4)...............                                  $               $
                                                          =======         =======
Pro forma weighted
 average shares
 outstanding(4).........

                                                      MARCH 31, 1998
                                            -----------------------------------
                                                                   PRO FORMA
                                            ACTUAL  PRO FORMA(5) AS ADJUSTED(6)
                                            ------- ------------ --------------
                                                        (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................. $ 2,990   $ 2,990       $
Working capital............................  13,345     2,731
Total assets...............................  21,756    22,106
Total debt, including current portion......   1,000    11,965             --
Stockholders' equity.......................  17,061     6,423

--------
(1) To the extent set forth in the Financial Statements, each of the Predecessor Companies (as defined herein) was treated as an S corporation and therefore was not subject to federal income taxes and was subject to a reduced corporate rate for state income taxes. As a result, income was passed through to the respective shareholders for tax purposes. See Note 11 to the Financial Statements and Note 3 below.
(2) Pro forma adjustments other than income taxes represents a reduction in interest expense assuming the application of proceeds from the sale of sufficient shares of Common Stock to repay all of the Company's outstanding debt. See Note 4 below.
(3) Pro forma provision for income taxes is calculated as if the Company had been subject to federal and additional state income taxes since January 1 of each period and represents an increase in income taxes of approximately $3,059 and $876 in 1997 and for the three months ended March 31, 1998, respectively. See "--Corporate Consolidation" and "Use of Proceeds."
(4) Pro forma earnings per share is based on (i) pro forma net income as indicated and (ii) 9,394 shares of Common Stock outstanding prior to this offering, increased by the sale of sufficient shares of Common Stock,
    assumed to be     shares based on an assumed initial public offering price
    of $   per share, to repay the Company's outstanding debt, assumed to be
    $11,965, composed of $10,965 under the Term Notes (as defined herein) and $1,000 under the revolving credit facility.
(5) Pro forma to reflect (i) the distribution of $10,965 to the shareholders of the Predecessor Companies, funded by the Term Notes and (ii) a deferred tax asset of approximately $327 which the Company will record concurrently with becoming a C corporation. See "--Corporate Consolidation."
(6) Pro forma as adjusted to reflect the sale of 3,300 shares of Common Stock
    offered hereby at an assumed initial public offering price of $    per
    share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                            CORPORATE CONSOLIDATION

  The predecessors of the Company consist of three corporations: Leica Sordik, Inc., a New Jersey corporation ("LSI"), Triarco Industries, Inc., a New Jersey corporation ("Old Triarco"), and Body Mechanics, Inc., a Florida corporation ("BMI"), (collectively, the "Predecessor Companies"). The Predecessor Companies were owned, directly or beneficially, in various ownership proportions by Rodger R. Rohde, Sr., Rodger R. Rohde, Jr., Christopher J. Rohde and Cynthia J. Rohde (collectively, the "Rohde Family Members"). Each of the Predecessor Companies had elected to be taxed as an S corporation under the Internal Revenue Code of 1986, as amended (the "Code"). The Company is a recently organized Delaware corporation formed for the purpose of effecting the consolidation of LSI, Old Triarco and BMI and pursuing this offering. The Company has elected to be taxed as an S corporation under the Code; however, it will withdraw such election prior to the consummation of this offering and will thereafter be taxed as a C corporation under the Code.

  On July 14, 1998, LSI and BMI were merged with and into Old Triarco, and on July 20, 1998, Old Triarco was merged with and into the Company (collectively, the "Mergers"). Prior to their Merger, LSI and Old Triarco borrowed approximately $7.0 million and $4.0 million, respectively, under term notes from a bank (the "Term Notes"), the proceeds of which were used by LSI and Old Triarco to make a distribution of substantially all of their respective accumulated and previously taxed S corporation earnings as of March 31, 1998 to their respective shareholders, and BMI used its available cash to make such a distribution to its shareholders. In addition, the Company anticipates that it will make a further distribution of S corporation earnings prior to consummation of this offering. The transactions described in this paragraph, and the conversion of the Company from an S corporation to a C corporation, are collectively referred to as the "Consolidation."

                           FORWARD-LOOKING STATEMENTS

  This Prospectus includes "forward-looking statements." All statements other than statements of historical facts included in this Prospectus, including, without limitation, certain statements under the captions "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negatives thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                ----------------

  The Company uses the following trademarks, "Aminogen(R)," "Body Mechanics(R)," "Carbogen(R)," "Fingerprint(R) Botanicals," "Legumase(R)," "3D(R) Extracts" and "3D(R) Botanicals" and phrases, "Agree(TM) Enzymes" and "Better Products, Better Ideas(TM)," among others, to identify its products. Unless otherwise indicated, all other trademarks or service marks appearing in this Prospectus are the trademarks or service marks of the companies that utilize them.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby.

DEPENDENCE ON SIGNIFICANT CUSTOMERS; LACK OF LONG-TERM CONTRACTS

  Net sales to General Nutrition Products, Inc. ("GNP"), a manufacturing subsidiary of GNC, accounted for approximately 36.0%, 36.6% and 37.7% of the Company's net sales for 1996, 1997 and the three months ended March 31, 1998, respectively. Although GNP is primarily a manufacturer for GNC, GNP is also a contract manufacturer for other customers. Net sales to Global Health, a primary manufacturer of natural products for Herbalife as well as a contract manufacturer for other customers, accounted for approximately 38.0%, 35.9% and 26.1% of the Company's net sales for 1996, 1997 and the three months ended March 31, 1998, respectively. In addition, one product line, teas, represented approximately 80% of Global Health's purchases from the Company and 27.6% of the Company's net sales in 1997. No other single customer accounted for 10% or more of the Company's net sales in 1997. The Company does not have long-term contracts with any of its customers. There can be no assurance that the Company's major customers will continue as major customers of the Company. The loss of a major customer, the loss of a significant number of other customers, or a significant reduction in purchase volume by or financial difficulty of such customers, for any reason, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Customers."

EFFECT OF ADVERSE DEVELOPMENTS IN THE NUTRITIONAL SUPPLEMENTS INDUSTRY

  The Company is a supplier of botanicals, teas, digestive enzymes, minerals and other ingredients primarily to the nutritional supplement segment of the natural products industry. The manufacturers of nutritional supplements suggest that their offerings are safe natural products that may offer certain health benefits. Accordingly, the Company is highly dependent upon consumers' perception of the overall integrity of the nutritional supplements industry, as well as the safety and quality of nutritional supplements. Although many of the products supplied by the Company are substances for which there is a long history of human consumption, some of the Company's products are innovative ingredients or combinations of ingredients for which there is little long-term experience with human consumption. Although the Company conducts extensive quality control testing of its products, the Company generally does not conduct or sponsor clinical studies relating to the benefits, or the long-term effects, of its ingredient products or the final consumer products. The Company has no control over the level of quality control testing of either its customers or other suppliers of nutritional supplement ingredients, and there can be no assurance that its customers or other suppliers adhere to the same quality standards as the Company. Moreover, the Company has no control over the labeling of most consumer products containing the Company's ingredients. The Company could be materially adversely affected if a nutritional supplement should prove, or be asserted to be, harmful to consumers, if scientific studies provide unfavorable findings regarding the effectiveness of nutritional supplements or if there are any other adverse developments in the perception of nutritional supplements. As a supplier of ingredients for nutritional supplements and other products that are ingested by consumers or applied topically, the Company may be subjected to various product liability claims, including, among others, that its products contain contaminants or are not safe for their intended use. While such claims to date have not been material to the Company and the Company maintains product liability insurance, there can be no assurance that product liability claims and the resulting adverse publicity will not have a material adverse effect on the Company. The Company's business, financial condition and results of operations could also be adversely affected if its customers fail to develop new consumer products on a regular basis or to provide adequate marketing support for new or existing products. The ability of the Company to supply ingredients for new products is dependent upon a number of factors, including the Company's ability to procure sufficient amounts of high-quality raw materials and to respond to its customers' demands in a timely manner. See "Business--Industry Growth," "--Governmental Regulation" and "--Product Liability Insurance."

AVAILABILITY OF RAW MATERIALS

  Although the Company has begun to cultivate some of its raw botanicals, substantially all of the Company's raw materials are purchased from third parties. The Company does not have any long-term supply contracts with respect to its raw material requirements. Two of the Company's suppliers each accounted for approximately 13% of the Company's purchases of raw materials in 1997; however, no other single supplier accounted for more than 10% of such purchases. The raw materials utilized by the Company are agricultural or are otherwise naturally occurring materials. The availability of agricultural raw materials is subject to many risks, including agricultural disease, insect or animal infestation, adverse weather conditions, adverse ground conditions and natural and other disasters. Certain agricultural raw materials are available only at specific times during a year due to the seasonality of growing periods and harvest times. In addition, the available amount of raw materials which are gathered and not cultivated (such as goldenseal and saw palmetto) may not adjust in response to increasing demand. A substantial portion of the Company's raw materials are obtained from foreign sources which are subject to various restrictions related to imports to the United States, as well as foreign governmental and other restrictions related to the production of the raw materials and the export thereof. There can be no assurance that foreign raw materials are cultivated or gathered subject to quality control standards, if any, utilized by the Company or its domestic suppliers. Foreign raw materials are subject to delays due to transportation, handling and/or export or import controls. There can be no assurance that the Company will be able to obtain the necessary amounts of its raw materials to meet the demand for its products. If the Company experiences a raw materials shortage, it could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENTAL REGULATION

  The Company's business is subject to comprehensive regulation by numerous federal governmental agencies, including the FDA, the Occupational Safety and Health Administration ("OSHA") and the Environmental Protection Agency (the "EPA"). The FDA regulates the Company's products under the Food Drug and Cosmetic Act (the "FDCA") and the regulations promulgated thereunder. In addition, the Company is subject to regulation by various state and local agencies and will be subject to governmental regulations in foreign countries where the Company plans to commence or expand sales. The FDA has promulgated regulations with respect to the manufacture of pharmaceuticals, foods, flavors and dietary supplements and has established GMPs for, among other things, foods and pharmaceuticals. The Company's nutritional supplement ingredients fit within the category of "dietary supplements" and, along with the Company's teas, must be manufactured in compliance with food GMPs. Recently, however, the FDA has announced that it is considering promulgating GMPs specific to dietary supplements, which could adversely affect the Company's business, financial condition and results of operations if the Company were unable to comply with such GMPs. The safety of the Company's manufacturing operations are regulated by OSHA. The Company's operations are subject to laws and regulations governing, among other things, air emissions, waste water discharge, solid and hazardous waste treatment and storage, disposal and remediation of releases of hazardous materials administered by the EPA and other state and local authorities. The inability or failure of the Company to comply with any existing, modified or new governmental regulations applicable to its business could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company manufactures ingredients for nutritional supplements that are further manufactured, packaged, labeled, distributed and sold by third party manufacturers, marketers and/or retailers that, along with other similar participants in the nutritional supplements industry, are subject to governmental regulations with respect to their businesses, including under the Dietary Supplement Health and Education Act of 1994 ("DSHEA") which amended the FDCA to provide increased flexibility in the marketing and sale of dietary supplements. The Company has no control over the regulatory compliance activities of these manufacturers, marketers and retailers, and their failure to comply with applicable laws or regulations, and any detrimental effect such failure has on the nutritional supplements industry, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, an increase or change in the nature of the governmental regulation applicable to the natural products or nutritional supplements business, even if it were not to affect the Company's operations directly, could have a material adverse effect on its business, financial condition and results of operations to the extent such increase or change impairs the business of its customers. See "Business--Governmental Regulation."

DEPENDENCE ON PROPRIETARY PROCESSES

  Certain of the Company's products are produced pursuant to proprietary processes which provide the Company a competitive advantage with respect to those products. Generally, these proprietary processes are not patented and are protected as trade secrets pursuant to confidentiality agreements with third parties and key employees. If a competitor were to independently develop, or otherwise legally obtain, a non-patented proprietary process of the Company and use such process to produce products competing with those of the Company, the Company's business, financial condition and results of operations could be materially adversely affected.

RISKS ASSOCIATED WITH LIMITED MANUFACTURING FACILITIES

  The Company's results of operations are dependent upon the continued operation of its manufacturing facilities. Currently, the Company principally relies on one manufacturing facility and is constructing another. Accordingly, if either such principal manufacturing facility should experience any business interruption, including the breakdown, failure or substandard performance of equipment, construction delays, or natural and other disasters, it could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Processing" and "--Processing Facilities and Distribution."

MANAGING AND MAINTAINING GROWTH

  The Company is currently experiencing a period of rapid growth and expansion which has placed, and could continue to place, significant demands on the Company's management, customer service and support, operations, sales and administrative personnel, and other resources. In order to serve the needs of its existing and future customers, the Company has substantially increased and will continue to increase its workforce, which requires the Company to attract, train, motivate and manage qualified employees. As a result of recent hiring to implement the Company's growth strategy, a significant number of the Company's management team, other than the Rohde Family Members, have been with the Company for less than one year. The Company's ability to manage its planned growth requires the Company to continue to expand its operating management, MIS and financial systems, all of which may significantly increase its operating expenses. Failure of the Company to achieve its growth as planned or the inability to manage its anticipated growth could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Growth Strategy."

DEPENDENCE ON KEY PERSONNEL

  The success of the Company has been largely dependent on the efforts of Rodger R. Rohde, Sr., its Chairman of the Board and Chief Executive Officer, and the other Rohde Family Members. The Company has entered into an employment agreement with each of the Rohde Family Members which has a three year term and non-competition provisions generally applying for one year following the termination of employment. The loss of the services of Rodger R. Rohde, Sr., the other Rohde Family Members or other key members of the management team could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

COMPETITION

  The nutritional supplements industry is highly competitive. The Company's principal competition comes from major domestic and foreign manufacturers of natural product ingredients, some of which have greater financial and other resources than the Company. Although the ingredient suppliers segment within the nutritional supplements industry has been characterized by many relatively small participants, there can be no assurance that national or international companies will not seek to enter or to increase their presence in the natural products industry. Increased competition from current or future competitors or backward integration by significant customers of the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

NO ASSURANCE OF FUTURE INDUSTRY GROWTH

  Although market data referred to in this Prospectus and otherwise available to prospective investors regarding the size and projected growth rates of the nutritional supplements industry indicate that such industry is large and rapidly growing, there can be no assurance that such industry is as large as reported or that such projected growth will occur or continue. Market data and projections, such as those presented in this Prospectus, are inherently uncertain and subject to change. In addition, the underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors that are beyond the Company's control. There can be no assurance that an adverse change in the size or growth rate of the natural products industry or the nutritional supplements segment thereof will not have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY RELATED TO ACQUISITIONS

  The Company intends to use a portion of the net proceeds from this offering to pursue the acquisition of complementary products, product lines or businesses. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the assimilation of operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. Moreover, the Company has never completed an acquisition, and currently is not engaged in any acquisition discussions. There can be no assurance that the Company will consummate future acquisitions on satisfactory terms, if at all, that adequate financing will be available on terms acceptable to the Company, if at all, that any acquired products, product lines or businesses will be successfully integrated or that such products, product lines or businesses will ultimately have a positive impact on the Company's business, financial condition or results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  An element of the Company's growth strategy is to increase the distribution and sale of the Company's products into international markets. The Company's existing and planned international operations are subject to political and economic uncertainties, including, among others, inflation, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, transportation, tariffs, export controls, government regulation, trademark availability and registration issues, currency exchange rate fluctuations, foreign exchange restrictions which limit the repatriation of investments and earnings therefrom, changes in taxation, hostilities or confiscation of property. Changes related to these matters could have a material adverse effect on the Company.

BROAD DISCRETION IN USE OF PROCEEDS

  Other than the repayment of indebtedness, the Company may not use the net proceeds immediately upon consummation of this offering, and in some instances, though the general purpose has been identified, no specific expenditures have been committed. Accordingly, the Company will have broad discretion in using the net proceeds of this offering. An investor will not have the opportunity to evaluate the economic, financial and other relevant information which will be utilized by the Company in determining the application of such proceeds. See "Use of Proceeds" and "Business--Growth Strategy."

CONCENTRATION OF OWNERSHIP

  Following this offering, the Rohde Family Members and trusts for their benefit will beneficially own approximately 74% of the outstanding Common Stock. Accordingly, these stockholders will continue to have the ability to elect all of the directors of the Company and to thereby direct or substantially influence the management, policies and business operations of the Company and will have the power to control the outcome of any matters submitted to a vote of the Company's stockholders.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

  The Company's Board of Directors has the authority to approve the issuance of 1,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Certain provisions of the Delaware General Corporation Law (the "DGCL"), as well as the issuance of Preferred Stock, could delay or inhibit the removal of incumbent directors and could delay, defer, make more difficult or prevent a merger, tender offer or proxy contest, or any change in control involving the Company, as well as the removal of management, even if such events would be beneficial to the interests of the Company's stockholders, and may limit the price certain investors may be willing to pay in the future for shares of Common Stock. In addition, the Company's Board of Directors is classified into three classes serving staggered, three-year terms, and accordingly, at least two annual meetings of stockholders, instead of one, generally will be required to change a majority of the Board of Directors. Prior to the consummation of this offering, the Board of Directors of the Company will declare a dividend of one Right (as defined) for each outstanding share of Common Stock of the Company. A Right will also be attached to each share of Common Stock subsequently issued. The Rights will have certain anti-takeover effects. If triggered, the Rights would cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. The Rights could discourage or make more difficult a merger, tender offer, sale of all or substantially all of the Company assets or other similar transactions. See "Management--Executive Officers and Directors" and "Description of Capital Stock--Anti-Takeover Matters."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Investors participating in this offering will incur immediate and
substantial dilution of $   per share in the net tangible book value of their
shares from the initial public offering price. To the extent that currently outstanding options to purchase Common Stock are exercised, there will be further dilution. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of shares of Common Stock in a public market following this offering could adversely affect the market price of the Common Stock. Holders of all outstanding shares of Common Stock have agreed, pursuant to lock-up agreements (the "Lock-Up Agreements"), not to sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of such shares for 180 days after the date of the final Prospectus. Upon expiration of the Lock-Up Agreements, approximately 9,393,838 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Following the consummation of this offering, the Company intends to register an aggregate of 1,400,000 shares of Common Stock to be issuable under the 1998 Omnibus Stock Incentive Plan. The Company is unable to predict the effect that sales made pursuant to Rule 144 under the Securities Act, or otherwise, may have on the then prevailing market price of the Common Stock. Sales pursuant to Rule 144 under the Securities Act or an exemption from registration may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Management--Employee Benefit Plans," "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters and may not be indicative of market prices of the Common Stock after this offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The market price of the Common Stock may be subject to significant fluctuations in response to variations in quarterly operating results and other events or factors, such as announcements of new products by the Company, its customers or its competitors and changes in financial estimates by securities analysts. Moreover, the stock market and the market prices of the shares of many natural products companies in recent years have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of specific public companies. Broad market fluctuations, as well as economic conditions generally, may adversely affect the market price of the Common Stock.

COMPUTER SYSTEMS AND YEAR 2000 ISSUES

  The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. The Company is conducting an assessment of its Year 2000 issues by reviewing software and hardware requirements of its business systems and process control environments. Based on this assessment to date, the Company does not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant and is currently developing a plan to ensure that its computer systems are modified to be compliant on a timely basis. Failure of the Company or its software providers to adequately address the Year 2000 issue could result in misstatement of reported financial information or otherwise adversely affect the Company's business, financial condition and results or operations. In addition, the failure by the Company's customers to adequately address the Year 2000 issue could adversely affect such customers' ability to procure raw materials, such as those supplied by the Company, or otherwise adversely affect such customers' operations, which in turn could result in a material adverse effect to the Company's business, financial condition and results of operations.

                                DIVIDEND POLICY

  After conversion to a C corporation, the Company does not expect to declare or pay any cash dividends on its Common Stock. The Company currently intends to retain future earnings, if any, to finance operations and expansion of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors and will be based upon the Company's results of operations, capital, financial condition and other factors deemed relevant by the Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,300,000 shares of Common Stock offered by the Company hereby are estimated to be approximately
$    million, after deducting the underwriting discount and estimated offering expenses. If the Underwriters' over-allotment option is exercised, the Company will not receive any of the net proceeds from the sale of shares by the Selling Stockholder. See "Principal and Selling Stockholders."

  The Company intends to use the net proceeds from this offering as follows:
(i) approximately $15.0 million to repay indebtedness under the Term Notes and the Company's revolving credit facility, (ii) approximately $10.0 million to expand the Agricultural Division and the Herbal Processing Facility, (iii) approximately $5.0 million to expand the Company's R&D and MIS functions and
(iv) approximately $2.5 million to launch the branding initiative. See "Capitalization" for additional information regarding the Term Notes and revolving credit facility.

  The Company plans to use the balance of the net proceeds from this offering for working capital and other general corporate purposes, including potential acquisitions. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments.

                                CAPITALIZATION

  The following table sets forth as of March 31, 1998 the capitalization of the Company (i) on a historical basis, (ii) on a pro forma basis assuming consummation of the Consolidation, recording of a deferred tax asset concurrent with the Company becoming a C corporation, and recording of an $11.0 million distribution of substantially all of the Predecessor Companies' respective accumulated and previously taxed S corporation earnings to their respective shareholders (collectively, the "Consolidation Adjustments") and
(iii) on a pro forma basis as adjusted to reflect the issuance and sale of the 3,300,000 shares of Common Stock offered by the Company hereby at an assumed
initial public offering price of $   per share and the application of the
estimated net proceeds therefrom. This table should be read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                      AS OF MARCH 31, 1998
                                                  -----------------------------
                                                                     PRO FORMA
                                                  ACTUAL  PRO FORMA AS ADJUSTED
                                                  ------- --------- -----------
                                                         (IN THOUSANDS)
Total debt, including current portion(1)......... $ 1,000  $11,965    $   --
Stockholders' equity:
  Preferred Stock, par value $1.00 per share,
   1,000,000 shares authorized; none issued and
   outstanding...................................     --       --         --
  Common Stock, par value $0.01 per share;
   50,000,000 shares authorized; 9,393,838 shares
   issued and outstanding actual and pro forma;
   12,693,838 shares issued and outstanding pro
   forma as adjusted(2)..........................      94       94        127
  Additional paid-in capital.....................     --     6,329
  Retained earnings..............................  16,967      --         --
                                                  -------  -------    -------
    Total stockholders' equity...................  17,061    6,423
                                                  -------  -------    -------
      Total capitalization....................... $18,061  $18,388    $
                                                  =======  =======    =======

--------
(1) Represents the revolving credit facility and the Term Notes. The revolving credit facility expires June 30, 1999 and bears interest at a rate option selected by the Company or approximately 6.91% per annum as of June 30, 1998. Each of the Term Notes matures on December 15, 1998 and bears interest at a rate option selected by the Company or approximately 6.66% per annum as of June 30, 1998. The proceeds of these Term Notes were used by the Predecessor Companies to make a distribution of substantially all of their respective accumulated and previously taxed S corporation earnings to their respective shareholders. See "Prospectus Summary-- Corporate Consolidation."
(2) Excludes    shares to be issuable upon exercise of stock options expected to be granted on or after the consummation of this offering at an exercise price equal to the initial public offering price. All share amounts exclude 1,400,000 shares available for issuance under the Company's 1998 Omnibus Stock Incentive Plan. See "Management--Employee Benefit Plans-- 1998 Omnibus Stock Incentive Plan."

                                   DILUTION

  As of March 31, 1998, the historical net tangible book value of the Company was $17.0 million, or $1.81 per share of Common Stock, and after giving effect to the Consolidation Adjustments, the pro forma net tangible book value would have been approximately $6.3 million, or $0.68 per share of Common Stock. After giving further effect to the sale by the Company of the 3,300,000 shares of Common Stock offered hereby, assuming an initial public offering price of
$   per share and after deducting the underwriting discount and estimated offering expenses, the Company's pro forma as adjusted net tangible book value
as of March 31, 1998 would have been approximately $   million, or $    per
share of Common Stock. This represents an immediate increase in pro forma as
adjusted net tangible book value of $   per share to existing stockholders and
an immediate dilution of $   per share to new investors. The following table
illustrates the per share dilution:

   Initial public offering price per share..........................       $
     Net tangible book value per share as of March 31, 1998......... $1.81
     Decrease per share attributable to the Consolidation Adjust-
      ments.........................................................
     Increase per share attributable to new investors...............
                                                                     -----
   Pro forma as adjusted net tangible book value after this offer-
    ing.............................................................
                                                                           ----
   Dilution per share to new investors..............................       $
                                                                           ====

  The following table summarizes, on a pro forma basis as of March 31, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average consideration paid per share by the existing stockholders and by the new investors, assuming an initial public
offering price of $   per share but before deducting the underwriting discount
and estimated offering expenses:

                               SHARES PURCHASED  TOTAL CONSIDERATION    AVERAGE
                              ------------------ ---------------------   PRICE
                                NUMBER   PERCENT  AMOUNT     PERCENT   PER SHARE
                              ---------- ------- ---------- ---------- ---------
   Existing stockholders.....  9,393,838   74.0% $   93,938          %   $0.01
   New investors.............  3,300,000   26.0
                              ----------  -----  ----------  --------
     Total................... 12,693,838  100.0% $              100.0%
                              ==========  =====  ==========  ========

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following selected financial data of the Company set forth below should be read in conjunction with the Financial Statements of the Company, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The statements of operations data for the years ended December 31, 1995, 1996 and 1997, and the balance sheet data as of December 31, 1996 and 1997 are derived from, and are qualified by reference to, the audited Financial Statements included elsewhere in this Prospectus. The statements of operations data for the years ended December 31, 1993 and 1994 and the balance sheet data as of December 31, 1993, 1994 and 1995 are derived from audited financial statements not included herein. The statements of operations data for the three months ended March 31, 1997 and 1998 and the balance sheet data as of March 31, 1998 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements have been prepared by the Company on a basis consistent with the Company's audited Financial Statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information. Historical results are not necessarily indicative of results to be expected in the future. The unaudited pro forma statements of operations data give effect to the Consolidation as if it had occurred at the beginning of the applicable statements of operations period. The unaudited pro forma data do not purport to be indicative of the results that would have been obtained had such transactions in fact been completed after the periods presented or that may be obtained in the future.

                                                                        THREE MONTHS
                                                                            ENDED
                                  YEAR ENDED DECEMBER 31,                 MARCH 31,
                          -------------------------------------------  ----------------
                           1993     1994     1995     1996     1997     1997     1998
                          -------  -------  -------  -------  -------  -------  -------
                                                                         (UNAUDITED)
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA(1):
Net sales...............  $12,783  $28,169  $23,646  $32,012  $41,995  $10,133  $11,074
Cost of sales...........    7,132   13,640   14,248   17,994   24,595    5,908    6,552
                          -------  -------  -------  -------  -------  -------  -------
Gross profit............    5,651   14,529    9,398   14,018   17,400    4,225    4,522
Selling, general and
 administrative
 expenses...............    4,933    5,100    5,557    7,128    8,666    2,032    2,183
Research and
 development............      --       --       148      384      407      102      150
                          -------  -------  -------  -------  -------  -------  -------
Operating income........      718    9,429    3,693    6,506    8,327    2,091    2,189
Interest expense........      --       --        79       76        4        2       31
Other income............      (18)     (93)    (192)     (23)    (137)     (24)    (169)
                          -------  -------  -------  -------  -------  -------  -------
Income before income
 taxes..................      736    9,522    3,806    6,453    8,460    2,113    2,327
Income taxes............      442    2,099      151      203      335       85       58
                          -------  -------  -------  -------  -------  -------  -------
Net income..............  $   294  $ 7,423  $ 3,655  $ 6,250  $ 8,125  $ 2,028  $ 2,269
                          =======  =======  =======  =======  =======  =======  =======
PRO FORMA DATA
 (UNAUDITED):
Historical income before
 income taxes...........                                        8,460             2,327
Pro forma adjustments
 other than income
 taxes(2)...............                                            1                31
                                                              -------           -------
Pro forma income before
 income taxes...........                                        8,461             2,358
Pro forma provision for
 income taxes(3)........                                        3,394               934
                                                              -------           -------
Pro forma net income....                                      $ 5,067           $ 1,424
                                                              =======           =======
Pro forma earnings per
 share(4)...............                                      $                 $
                                                              =======           =======
Pro forma weighted
 average shares
 outstanding(4).........

                                      DECEMBER 31,               MARCH 31, 1998
                         -------------------------------------- ----------------
                                                                          PRO
                          1993   1994    1995    1996    1997   ACTUAL  FORMA(5)
                         ------ ------- ------- ------- ------- ------- --------
                                                                  (UNAUDITED)
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $  865 $ 4,117 $   677 $ 1,780 $ 3,847 $ 2,990 $ 2,990
Working capital.........    915   6,637   6,147   9,046  12,408  13,345   2,731
Total assets............  4,755  11,649  11,334  12,130  20,186  21,756  22,106
Total debt, including
 current portion........    590      42   1,289      54   2,000   1,000  11,965
Stockholders' equity....  1,184   7,543   7,531  10,461  15,524  17,061   6,423

--------
(1) To the extent set forth in the Financial Statements, each of the Predecessor Companies was treated as an S corporation and therefore was not subject to federal income taxes and was subject to a reduced corporate rate for state income taxes. As a result, income was passed through to the respective shareholders for tax purposes. See Note 11 to the Financial Statements and Note 3 below.
(2) Pro forma adjustments other than income taxes represents a reduction in interest expense assuming the application of proceeds from the sale of sufficient shares of Common Stock to repay all of the Company's outstanding debt. See Note 4 below.
(3) Pro forma provision for income taxes is calculated as if the Company had been subject to federal and additional state income taxes since January 1 of each period and represents an increase in income taxes of approximately $3,059 and $876 in 1997 and for the three months ended March 31, 1998, respectively. See "Prospectus Summary--Corporate Consolidation" and "Use of Proceeds."
(4) Pro forma earnings per share is based on (i) pro forma net income as indicated and (ii) 9,394 shares of Common Stock outstanding prior to this offering, increased by the sale of sufficient shares of Common Stock,
    assumed to be     shares based on an assumed initial public offering price
    of $   per share, to repay the Company's outstanding debt, assumed to be
    $11,965, composed of $10,965 under the Term Notes and $1,000 under the revolving credit facility.
(5) Pro forma to reflect (i) the distribution of $10,965 to the shareholders of the Predecessor Companies, funded by the Term Notes and (ii) a deferred tax asset of approximately $327 which the Company will record concurrently with becoming a C corporation. See "Prospectus Summary--Corporate Consolidation."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the "Selected Historical and Pro Forma Financial Data" and the Company's Financial Statements and Notes thereto, which are included elsewhere in this Prospectus. The following discussion contains forward-looking statements. Actual results could differ materially. See "Risk Factors."

OVERVIEW

  The Company is a leading vertically integrated supplier of high-quality, high-purity natural product ingredients in ready-to-run form to nutritional supplement manufacturers. These manufacturers further process these ingredients into consumer salable form which are marketed through various distribution channels. The Company records revenue upon shipment of natural product ingredients to its customers. Net sales reflect discounts, allowances and estimated returns and credits. Cost of sales consists primarily of material costs, direct labor, manufacturing depreciation, processing and packaging charges, and includes costs associated with the Agricultural Division and the new Herbal Processing Facility. Selling, general and administrative expenses consist primarily of administrative salaries, payroll taxes, other depreciation, freight, professional fees and marketing and advertising costs. Research and development costs consist primarily of lab supplies, equipment and staff and scientists associated with the Company's product development efforts.

  Gross margins are affected by, among other things, changes in the relative sales mix among and within the Company's three main product categories: botanicals (herbs), teas and specialty products. Historically, gross margins from teas have been higher than gross margins on botanicals or specialty items. Fluctuations in product categories, and product mix within those categories, are attributable to (i) cyclical and seasonal variations in consumer demand for individual natural products, (ii) sudden shifts in consumer demand for particular natural products, (iii) order flow from the Company's customers, which may or may not correspond directly to consumer demand and typically reflects the customers' desire for just-in-time inventory and (iv) timing and availability issues associated with the Company's purchases of raw materials from vendors, which reflects the agricultural nature of these raw materials and does not necessarily correlate with order flow from customers. Gross margins are also currently adversely affected by the Company's investment in the Agricultural Division and the Herbal Processing Facility, the benefits of which are expected to positively affect gross margins in the future. This variability in gross margins makes quarterly results difficult to predict.

  As a result of the Company's conversion to C corporation status in conjunction with this offering, the Company will become subject to federal and additional state income taxes. Accordingly, the Company will pay significantly higher income taxes in the future.

                                            PERCENTAGE OF NET SALES
                                     -----------------------------------------
                                                                THREE MONTHS
                                                                    ENDED
                                     YEAR ENDED DECEMBER 31,      MARCH 31,
                                     -------------------------  --------------
                                      1995     1996     1997     1997    1998
                                     -------  -------  -------  ------  ------
Net sales..........................    100.0%   100.0%   100.0%  100.0%  100.0%
Cost of sales......................     60.3     56.2     58.6    58.3    59.2
                                     -------  -------  -------  ------  ------
Gross profit.......................     39.7     43.8     41.4    41.7    40.8
Selling, general and administrative
 expenses..........................     23.5     22.3     20.6    20.1    19.7
Research and development...........      0.6      1.2      1.0     1.0     1.4
                                     -------  -------  -------  ------  ------
Operating income...................     15.6     20.3     19.8    20.6    19.8
Interest expense...................      0.3      0.2      --      --      0.3
Other income.......................     (0.8)    (0.1)    (0.3)   (0.2)   (1.5)
                                     -------  -------  -------  ------  ------
Income before income taxes.........     16.1%    20.2%    20.1%   20.9%   21.0%
                                     =======  =======  =======  ======  ======

  THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31,
1997

  Net sales increased by $941,000, or 9.3%, to $11.1 million for the first quarter 1998 from $10.1 million for the first quarter 1997. This increase was due primarily to a $1.4 million increase in the sale of botanicals, offset by a $141,000 and $276,000 decrease in the sale of teas and specialty products, respectively. This increase was also attributable to sales to new customers.

  Cost of sales increased by $644,000, or 10.9%, to $6.6 million for the first quarter 1998 from $5.9 million for the first quarter 1997. As a percentage of net sales, cost of sales increased to 59.2% for the first quarter 1998 from 58.3% for the first quarter 1997. The increase in cost of sales as a percentage of net sales was primarily due to higher overhead and start-up costs related to the Herbal Processing Facility and the Agricultural Division, which were not operating at full capacity. This increase was also due to the lower proportion of sales of tea, which typically has a lower cost than botanicals and specialty products.

  Selling, general and administrative expenses increased by $151,000, or 7.4%, to $2.2 million for the first quarter 1998 from $2.0 million for the first quarter 1997. This increase was primarily attributable to the addition of senior personnel required to implement the Company's growth strategy. As a percentage of net sales, selling, general and administrative expenses decreased to 19.7% for the first quarter 1998 from 20.1% for the first quarter 1997. This decrease was primarily a result of the increase in net sales.

  Research and development increased by $48,000, or 47.1%, to $150,000 for the first quarter 1998 from $102,000 for the first quarter 1997. This increase was primarily attributable to the hiring of two scientists in late 1997 to increase the Company's product development efforts. As a percentage of net sales, research and development increased to 1.4% for the first quarter 1998 from 1.0% for the first quarter 1997. The Company expects research and development to approximate 1.0% to 1.5% of annual net sales in the future.

  Interest expense increased by $29,000 to $31,000 for the first quarter 1998 from $2,000 for the first quarter 1997. This increase in interest expense was primarily due to a higher average debt balance outstanding under the Company's revolving line of credit, as the Company did not utilize the revolving line of credit in the first quarter 1997.

  Other income increased by $145,000 to $169,000 for the first quarter 1998 from $24,000 for the first quarter 1997. The increase in other income was primarily due to the receipt of settlement proceeds relating to litigation settled in January 1998 for $1.2 million, payable in 60 equal monthly installments.

  Income taxes decreased by $27,000 to $58,000 for the first quarter of 1998 from $85,000 for the first quarter 1997. The decrease in income tax was primarily due to the Company electing to be treated as an S corporation for the state of California, which became effective on January 1, 1998. The Company had previously elected S corporation treatment for federal and New Jersey purposes. As discussed above, upon termination of the Company's S corporation status, the Company will become subject to federal and additional state income taxes.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Net sales increased by $10.0 million, or 31.2%, to $42.0 million for 1997 from $32.0 million for 1996. This increase was due primarily to a $6.3 million, $3.2 million and $534,000 increase in the sale of botanicals, teas and specialty products, respectively. A portion of the increase in the sale of botanicals resulted from sales of St. John's wort, which became popular in the United States in 1997.

  Cost of sales increased by $6.6 million, or 36.7%, to $24.6 million for 1997 from $18.0 million for 1996. As a percentage of net sales, cost of sales increased to 58.6% for 1997 from 56.2% for 1996. The increase in the cost of sales as a percentage of net sales was primarily due to the start-up nature of the Herbal Processing Facility and Agricultural Division, which had limited production in 1997.

  Selling, general and administrative expenses increased by $1.5 million, or 21.6%, to $8.7 million for 1997 from $7.1 million for 1996. This increase was primarily due to higher personnel costs associated with an increase in executive compensation and profit sharing due to the Company's increased profitability and an increase in administrative staff to support the Company's expansion and new operations. There were also increases in consulting costs to improve the Company's MIS and marketing effort to increase customer awareness of the Company. As a percentage of net sales, selling, general and administrative expenses decreased to 20.6% for 1997 from 22.3% for 1996. This decrease was primarily a result of the increase in net sales.

  Research and development increased by $23,000, or 6.0%, to $407,000 for 1997 from $384,000 for 1996. As a percentage of net sales, research and development decreased to 1.0% for 1997 from 1.2% for 1996.

  Interest expense decreased by $72,000 to $4,000 for 1997 from $76,000 for 1996. The decrease in interest expense was primarily due to a higher average debt balance outstanding during 1996 under a revolving line of credit, which was fully repaid by December 31, 1996. The Company did not utilize its line of credit again until the end of 1997.

  Other income increased by $114,000 to $137,000 for 1997 from $23,000 for 1996. The increase in other income was primarily due to an increase in interest income earned on higher average invested cash balances during 1997. The increase in invested cash was primarily due to the Company's increased profitability during 1997.

  Income taxes increased by $132,000 to $335,000 for 1997 from $203,000 for 1996. The increase in income tax was primarily due to higher income generated during 1997.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net sales increased by $8.4 million, or 35.4%, to $32.0 million for 1996 from $23.6 million for 1995. This increase was due primarily to a $2.3 million and $6.7 million increase in the sale of botanicals and teas, respectively, offset by a $667,000 decrease in specialty products. Tea sales increased to $8.4 million in 1996 from $1.7 million in 1995; however, tea sales in 1995 were negatively affected by the Company's primary tea customer procuring a substantial portion of its 1995 tea requirements in 1994.

  Cost of sales increased by $3.7 million, or 26.3%, to $18.0 million for 1996 from $14.2 million for 1995. As a percentage of net sales, cost of sales decreased to 56.2% for 1996 from 60.3% for 1995. This decrease was primarily due to the higher proportion of sales of tea, which typically has a lower cost than botanicals and specialty products.

  Selling, general and administrative expenses increased by $1.6 million, or 28.3%, to $7.1 million for 1996 from $5.6 million for 1995. This increase was a result of increased personnel costs associated with the hiring of additional management and support staff, primarily to expand human resources and accounting functions, and an increase in executive compensation as a result of the Company's improved profitability. In addition, the Company moved into a new corporate headquarters during early 1996 to accommodate the increased management and administrative staff. As a percentage of net sales, selling, general and administrative expenses decreased to 22.3% for 1996 from 23.5% for 1995. This decrease was primarily a result of the increase in net sales.

  Research and development increased by $236,000, or 159.5%, to $384,000 for 1996 from $148,000 for 1995. This increase was primarily attributable to the hiring of additional lab personnel to expand the Company's product development efforts. As a percentage of net sales, research and development increased to 1.2% for 1996 from 0.6% for 1995.

  Interest expense decreased by $3,000 to $76,000 for 1996 from $79,000 for 1995.

  Other income decreased by $169,000 to $23,000 for 1996 from $192,000 for 1995. The decrease in other income was primarily attributable to a decrease in interest income as a result of lower average invested cash balances. The decrease in invested cash was the result of the pay down of the Company's revolving line of credit and an effort to reduce trade payables.

  Income taxes increased by $52,000 to $203,000 for 1996 from $151,000 for 1995.

SELECTED QUARTERLY OPERATING RESULTS

                                            THREE MONTHS ENDED
                               -----------------------------------------------
                               MAR. 31,  JUNE 30, SEPT. 30, DEC. 31,  MAR. 31,
                                 1997      1997     1997      1997      1998
                               --------  -------- --------- --------  --------
                                              (IN THOUSANDS)
Net sales..................... $10,133    $8,573   $11,171  $12,118   $11,074
Cost of sales.................   5,908     5,160     6,347    7,180     6,552
                               -------    ------   -------  -------   -------
Gross profit..................   4,225     3,413     4,824    4,938     4,522
Selling, general and adminis-
 trative expenses.............   2,032     2,067     2,240    2,327     2,183
Research and development......     102       101       102      102       150
                               -------    ------   -------  -------   -------
Operating income..............   2,091     1,245     2,482    2,509     2,189
Interest expense..............       2       --          1        1        31
Other income..................     (24)      (34)      (39)     (40)     (169)
                               -------    ------   -------  -------   -------
Income before income taxes.... $ 2,113    $1,279   $ 2,520  $ 2,548   $ 2,327
                               =======    ======   =======  =======   =======
                                          PERCENTAGE OF NET SALES
                               -----------------------------------------------
                                            THREE MONTHS ENDED
                               -----------------------------------------------
                               MAR. 31,  JUNE 30, SEPT. 30, DEC. 31,  MAR. 31,
                                 1997      1997     1997      1997      1998
                               --------  -------- --------- --------  --------
                                              (IN THOUSANDS)
Net sales.....................   100.0%    100.0%    100.0%   100.0%    100.0%
Cost of sales.................    58.3      60.2      56.8     59.3      59.2
                               -------    ------   -------  -------   -------
Gross profit..................    41.7      39.8      43.2     40.7      40.8
Selling, general and adminis-
 trative expenses.............    20.1      24.1      20.1     19.2      19.7
Research and development......     1.0       1.2       0.9      0.8       1.4
                               -------    ------   -------  -------   -------
Operating income..............    20.6      14.5      22.2     20.7      19.8
Interest expense..............      --        --        --       --       0.3
Other income..................    (0.2)     (0.4)     (0.3)    (0.3)     (1.5)
                               -------    ------   -------  -------   -------
Income before income taxes....    20.9%     14.9%     22.6%    21.0%     21.0%
                               =======    ======   =======  =======   =======

  The Company believes that its sales are somewhat seasonal, historically experiencing somewhat higher activity during the second half of the year.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary source of liquidity and capital resources has been cash flow generated from operations, supplemented from time to time by borrowings under revolving credit facilities. Net cash provided by operating activities was $1.7 million, $5.3 million and $6.0 million for the three months ended March 31, 1998, and in 1997 and 1996, respectively.

  The Company's primary uses of capital have been expansion and maintenance of manufacturing, processing and agricultural facilities. Net cash used in investing activities, primarily capital expenditures, was $775,000, $2.1 million and $344,000 for the three months ended March 31, 1998 and in 1997 and 1996, respectively. Capital expenditures for the Company are expected to total approximately $7.4 million and $1.7 million in 1998 and 1999, respectively.

  The Company currently has a $5.0 million revolving credit facility which expires on June 30, 1999. At March 31, 1998, $1.0 million was outstanding under the revolving credit facility, which bears interest at the lender's prime rate or the London Interbank Offered Rate ("LIBOR") plus 1.25%. Borrowings under the revolving credit facility are collateralized by substantially all of the Company's assets. The revolving credit facility contains customary covenants, including a restriction on certain business combinations.

  In June 1998, the Company entered into the Term Notes under which it has borrowed an aggregate of $11.0 million, which are due December 15, 1998 and bear interest at the lender's prime rate or LIBOR plus 1.0%. The proceeds from the Term Notes were utilized to make a distribution of substantially all of the Company's accumulated and previously taxed S corporation earnings as of March 31, 1998. Borrowings under the Term Notes are collateralized by substantially all of the Company's assets. The Term Notes will be repaid with the proceeds of this offering.

  The Company intends on using a portion of the net proceeds from this offering to repay borrowings under the revolving credit facility and the Term Notes discussed above. The Company believes that proceeds from this offering, internally generated funds and amounts available under its revolving credit facility will be sufficient to meet the Company's capital and other cash requirements for the foreseeable future.

YEAR 2000

  The Company has developed a plan to achieve Year 2000 compliance with respect to its business systems, including systems and user testing scheduled to commence in the fourth quarter of 1998. The Company does not currently expect Year 2000 issues related to its business systems to have any material effect on the Company's costs or to cause any significant disruption in operations and expects such systems to be Year 2000 compliant by early 1999. The Company has completed the necessary modifications and upgrades to its process control environment to be Year 2000 compliant. The Company relies on systems maintained by third parties; accordingly, the Company also is developing a contingency plan designed to minimize the risk of third party noncompliance. The Company believes that it will incur additional costs ranging from $125,000 to $175,000 to achieve Year 2000 compliance.

                                   BUSINESS

OVERVIEW

  The Company is a leading vertically integrated supplier of high-quality, high-purity natural product ingredients in ready-to-run form to nutritional supplement manufacturers. The Company cultivates, procures, cleans, processes, grinds, granulates, blends and formulates premium natural products that meet the increasing demands of its customers for value-added ingredients. The Company works closely with these customers in developing products that meet the customers' desired label claims with consistent and measurable compounds. The Company also develops ready-to-run forms that accommodate customers' existing tablet, capsule, powder or liquid packaging capabilities. Moreover, the Company provides to its customers value-added technical and R&D support.

  The Company's customers include a diverse range of nutritional supplement manufacturers which process the Company's natural product ingredients into consumer salable form which are then marketed through various distribution channels. These distribution channels include (i) multi-level marketers such as Herbalife and Amway, (ii) specialty health products retailers such as GNC, Whole Foods and Wild Oats and (iii) mass market retailers such as major drug stores, supermarkets and discount stores. Under the dedication and leadership of the Rohde family, who share more than 40 years experience in the nutritional supplements industry, the Company has developed long-standing relationships with industry leaders including GNC, Global Health (a major manufacturer for Herbalife), Pharmavite and Rexall Sundown. Each distribution channel targets consumers with specific purchasing characteristics with respect to product formulation, quality and price. By maintaining the flexibility to effectively assist its customers in meeting these diverse consumer requirements, the Company believes it maximizes its ability to continually increase the breadth and depth of its customer base.

  Quality assurance and quality control are a fundamental aspect of the Company's business strategy. These disciplines are designed to address both the quality of the Company's botanical manufacturing process and the identity and purity of the Company's ingredients. The Company continues to invest in agricultural, scientific and manufacturing assets and personnel and is committed to elevating the standards for acceptable purity, consistency and quality of natural product ingredients, thus establishing a competitive advantage over other ingredient suppliers. In conjunction with this effort, the Company launched its Agricultural Division in late 1996 by leasing a 500 acre certified organic farm, principally for the purpose of conducting agricultural R&D. In addition, the Company is currently constructing a state-of-the-art Herbal Processing Facility that will expand its botanical processing capacity and capabilities.

COMPETITIVE STRENGTHS

  INNOVATIVE CUSTOMER SOLUTIONS

  Vertical integration provides the Company with the operational flexibility and breadth of capabilities to offer innovative customer solutions in a rapidly evolving industry. The Company's botanical ingredient production system begins with the acquisition of raw botanicals and extends through the shipment of consistent, high-quality, high-purity ingredients to its customers in ready-to-run form. As a result, the Company is able to provide to its customers innovative solutions at each level of botanical production, from R&D at the agricultural level to branding initiatives at the consumer level, thus meeting the increasing demand of customers for value-added ingredients and services. This vertical integration is in contrast to many of the Company's competitors, which typically possess only a few botanical processing capabilities in-house. Moreover, the Company believes that its ability and dedication to providing innovative solutions makes it a supplier of choice.

  DOCUMENTED QUALITY ASSURANCE PROGRAM

  To ensure the production of high-quality, high-purity natural product ingredients, the Company utilizes a documented quality assurance program. This program implements GMPs established by the FDA that, among other things, address processing, cleanliness, testing, sampling and formulations. The Company believes that in appropriate instances its GMPs approach pharmaceutical standards. Currently, the Company is pursuing ISO 9002 certification (an internationally recognized quality assurance standard), which it believes will complement its customers' GMP endeavors and facilitate entry into European markets.

  STRINGENT QUALITY CONTROL

  The Company has developed and operates a comprehensive quality control program that subjects all of the Company's products to a battery of stringent tests commencing prior to acceptance of raw materials and continuing through the shipment of finished goods. This program, among other things, identifies botanical raw materials and measures the marker compounds. By precisely identifying and measuring marker compounds, the Company selects and standardizes ingredients to customer specifications, thus substantially reducing the natural inconsistencies of raw botanicals. To support this effort, the Company has made significant investments in sophisticated testing methods and equipment, including TLC, GC and HPLC. The Company's stringent quality control is a value-added service that complements its customers' internal quality control programs.

  BROAD CUSTOMER REACH

  The Company supplies natural product ingredients to customers that manufacture nutritional supplements for sale through three major distribution channels: multi-level marketers, specialty health products retailers and mass market retailers. Each distribution channel targets consumers with specific purchasing characteristics with respect to product formulation, quality and price. By maintaining the flexibility to effectively assist its customers in meeting these diverse consumer requirements, the Company believes it maximizes its ability to continually increase the breadth and depth of its customer base.

  EXPERIENCED MANAGEMENT

  The Company's management team has extensive experience in the nutritional supplements industry. Rodger R. Rohde, Sr., who founded the Company in 1978, has over 30 years of experience in the nutritional supplements, flavors and fragrance industries. Since the Company's inception, Rodger R. Rohde, Sr. and each of the other Rohde Family Members who has subsequently joined him have been actively involved in the day-to-day operations of the business. The Rohde Family Members have developed long-standing relationships with industry leaders, such as GNC, Global Health, Pharmavite and Rexall Sundown, as well as with major vendors of the Company's raw materials. In an industry characterized by few long-term contracts, these long-standing relationships are a significant source of competitive advantage.

GROWTH STRATEGY

  The Company's growth strategy is to maintain and strengthen customer relationships and improve operations and financial performance by focusing on the following principal elements:

  BROADEN MARKET REACH

  Develop New Products. The Company, through the efforts of its product development team, has four patents on enzyme products and is continuing to aggressively develop patentable formulas and processes, as well as other proprietary ingredients. The Company's growth strategy entails aiming new product development initially at the multi-level marketing distribution channel to capture the benefits of personal selling and maximize consumer acceptance of the new product or category. This new product development effort will be marketed to new and existing customers by the Company's new national sales manager and sales team.

  Enter New Markets. The Company plans to leverage its competitive strengths to enter related markets in the natural products industry, such as the natural food and cosmetic and beauty aids industries, as well as the pharmaceutical industry. Each of these related industries is increasingly demanding premium natural ingredients. The Company also plans to pursue sales into international markets by recruiting dedicated sales professionals and continuing to register products and trademarks in attractive foreign markets.

  Strengthen Existing Relationships. The Company's long standing customer relationships are based on its commitment to providing high-quality, high-purity ingredients and proactive customer service. The Company's growth strategy entails assembling specialized internal marketing teams to develop innovative customer solutions, such as specialized ingredient blends and end-product forms, technical and R&D assistance, and flexible and reliable deliveries. In addition, senior management continues to support new initiatives that augment customers' new product development and marketing activities.

  IMPROVE RAW MATERIAL QUALITY AND AVAILABILITY THROUGH AGRICULTURAL R&D

  As a part of its agricultural R&D efforts, the Company is developing improved farming methods for its raw botanicals at its 500 acre certified organic farm. These farming initiatives are designed to increase yield, improve plant strength, accelerate plant growth and reduce related farming costs. Additional agricultural R&D initiatives are directed at developing methods to cultivate naturally occurring raw materials which traditionally have been purchased from gatherers. The Company intends to leverage the proprietary knowledge gained from its agricultural R&D by assisting other growers in improving the quality and yield of their raw materials and providing incentives to such growers to cultivate raw materials on behalf of the Company.

  DEVELOP BRAND NAME RECOGNITION

  The Company's growth strategy emphasizes building strong recognition, at the consumer level, of the Company's branded ingredients as premium brands of high-quality, high-purity natural product ingredients. The Company's Fingerprint(R) Botanicals trademark is used on a line of products sold by GNC and is specifically attributed to the Company on the labeling of these GNC products. The Company will promote this and other brands it is currently developing for mass market retailers through a widespread multimedia marketing and advertising strategy aimed at both its customers and the end consumers.

  PURSUE STRATEGIC ACQUISITIONS

  The Company plans to capitalize on the highly fragmented nature of the nutritional supplements industry by seeking acquisitions of (i) additional natural ingredient manufacturing companies, (ii) niche companies that provide services along the botanical ingredient production process, (iii) agricultural concerns that produce raw materials, (iv) companies that provide vertical integration opportunities for the Company's enzyme and mineral product lines and (v) companies in related industries such as natural foods and cosmetic and beauty aids.

INDUSTRY GROWTH

  The natural products industry is composed of three segments: nutritional supplements, natural foods, and natural cosmetics and beauty aids. Within the natural products industry, the Company competes primarily in the nutritional supplements segment which is composed of vitamins, minerals and other dietary supplements. The Company is also currently developing products suitable for sale to the natural foods and natural cosmetics and beauty aid segments.

  NUTRITIONAL SUPPLEMENTS

  According to The U.S. Market for Vitamins, Supplements, and Minerals, a 1997 market report prepared by Packaged Facts (the "Packaged Facts Report"), an independent consumer marketing research firm, the retail market for vitamins, minerals and other supplements (excluding sports nutrition and diet products) has grown at a CAGR of 15% from $3.7 billion in 1992 to $6.5 billion in 1996. A large portion of this growth is attributable to an increase in sales of other supplements (primarily herbal products), which grew from $570 million in 1992 to $2.3 billion in 1996. Growth in this category has been fueled by the popularity of such herbs as echinacea, garlic, ginseng, ginkgo and, more recently, saw palmetto and St. John's wort. According to the Packaged Facts Report, CAGRs from 1992 through 1996 for vitamins, minerals and other supplements were 8.0%, 5.2% and 41.7%, respectively. In addition, the Packaged Facts Report forecasts a 13.6% CAGR in the market for vitamins, minerals and other supplements (excluding sports nutrition and diet products), including a 25% CAGR in the market for other supplements, through 2001.

  The Company believes that growth in the nutritional supplements industry has been driven by (i) the aging of the "baby boom" generation combined with consumers' tendency to purchase more nutritional supplements as they age, (ii) the publication of research findings supporting the positive health effects of certain nutritional supplements, (iii) increased media attention on the use and efficacy of nutritional supplements, (iv) the nationwide trend toward preventive medicine in response to rising healthcare costs, (v) increased consumer interest in herbs and herb-related supplements and (vi) increased interest in healthier lifestyles and the connection between diet and health.

  NATURAL FOODS AND NATURAL COSMETICS AND BEAUTY AIDS

  The Company believes that the natural foods and natural cosmetics and beauty aids industries will also demonstrate growth due to several factors, including
(i) consumer concern over the purity and safety of foods and cosmetics and beauty aids due to the presence of pesticide residues, preservatives, artificial ingredients and other chemicals, (ii) consumer awareness of the link between diet and health, (iii) consumer desire for cosmetics and beauty aids free from animal testing and (iv) consumer awareness of environmental issues. The proliferation of natural food supermarkets, including Whole Foods and Wild Oats, is helping to fuel growth in these industries, as well as the increasing acceptance of natural food products and cosmetics by traditional grocery stores and supermarkets.

  DISTRIBUTION CHANNELS

  The natural products industry growth has been fueled by sales across a number of distribution channels. Nutritional supplements are sold through several channels of distribution, primarily mass market retailers, specialty health products retailers and multi-level marketers, as well as through mail order and the Internet. In 1996, according to the Packaged Facts Report, 45.8% of sales of vitamins, minerals and other supplements were generated through the mass market retailers channel, 38.2% of such sales through specialty health products retailers and 16.0% of such sales through multi-level marketers, mail order and the Internet.

  The United States mass market retailers distribution channel consists of major drug stores, supermarkets and discount stores. According to the Packaged Facts Report, in the mass market retailers distribution channel, sales of vitamins, minerals and other supplements have increased from approximately $2.3 billion in 1994 to approximately $3.0 billion in 1996. Sales of herbal and other supplements have exhibited the highest level of growth in the mass market distribution channel from 1994 to 1996. Within drug stores and discount stores, sales of herbal and other supplements increased as a percentage of total sales from an estimated 13.1% in 1994 to an estimated 20.9% in 1996. Herbal and other supplements have begun to penetrate food stores as well, increasing from 8% of total sales in 1994 to 12% in 1996.

  The United States specialty health products retailers distribution channel is composed of over 9,500 stores, which are generally either independently owned or associated with one of several regional or national chains, such as GNC, Wild Oats and Whole Foods. According to the Packaged Facts Report, nutritional supplements account for over 38% of a typical health products store's sales. The specialty health products retailers channel of distribution has continued to experience growth in recent years as national chains, as well as other industry participants, continue to add stores in new and existing markets.

  The distribution of products through multi-level marketing has grown significantly in recent years. The Direct Sellers Association (the "DSA") reported total 1996 direct sales at retail of $20.8 billion in the United States. According to the Survey of Attitudes Toward Direct Selling commissioned by the DSA, food, nutrition and wellness products are among the fastest growing categories in the direct selling industry.

PRODUCTS

  The Company offers a broad range of ready-to-run premium ingredients for nutritional supplements and other natural products. In 1997, the Company manufactured over 700 products in three categories, botanicals (herbs), teas and specialty products, which accounted for 55.6%, 27.7% and 16.7% of net sales, respectively. The Company is continually reviewing and rationalizing its product line in order to focus on products with higher margins and growth potential in conjunction with customers' needs.

  BOTANICALS (HERBS)

  Botanicals are ingredients derived from plants that are cultivated or collected and processed with the intent to supplement wellness. Examples of the Company's botanicals include bilberry, black cohosh, chamomile, cranberry, dong quai, echinacea, feverfew, garlic, ginkgo biloba, ginseng, goldenseal, guarana, kava kava, milk thistle, St. John's wort, saw palmetto and valerian. The Company sells botanicals as milled powders and, to a limited extent, granulations, where the plant has been dried and ground, and extracts, where the plant has been dried, ground and exposed to solvents designed to concentrate the constituents of the botanical, with the remaining solvents being distilled off leaving a concentrated paste. Botanical extracts are sold as liquid extracts (emulsions) or, if dried, as powdered extracts. The Company has the capability of producing and blending each of its botanicals in a wide variety of forms and concentrations to meet the various requirements of its customers. For example, the Company produces over 20 ginseng products that vary as to marker compound concentration, density, viscosity and form, a capability possessed by few of the Company's competitors.

  TEAS

  The Company has developed a proprietary process to manufacture a granulated instantized tea mix formulation that meets the specified preparation, flavor, calorie and energy requirements of Herbalife, which purchases this formulation from Global Health. These teas were launched in 1994 and have achieved a high level of consumer acceptance as a weight management product and are promoted by Herbalife both domestically and internationally. The Company is currently collaborating with Herbalife and Global Health to develop a line extension of flavored teas to improve the penetration of, and expand the overall market for, its tea.

  SPECIALTY PRODUCTS

  Minerals. The mineral ingredients sold by the Company are compounds that seek to increase the effectiveness of elemental minerals by binding them to other organic materials. Examples of the Company's minerals include calcium, chromium, iron, magnesium, molybdenum, selenium and zinc. In addition, the Company blends certain minerals to produce premixed ingredients for customers which manufacture multivitamins.

  Enzymes. Enzymes are proteins that isolate and break down certain compounds within certain classifications of foods. Examples of the Company's enzymes include cellulase, lactase, lipase and protease which isolate and break down cellulose, lactose, fats and protein, respectively. The Company has also created custom enzyme blends such as Agree(TM) Enzymes that exploit the specific activities of individual enzymes to address the most common digestive intolerances associated with dairy products, rich foods, beef, pork and fish, fruits and vegetables, and pasta and potatoes. In addition, the Company has patented enzyme systems such as Legumase(R), an anti-flatulent, Aminogen(R), a sports nutrition product designed to aid in the break down of proteins for muscle building, and Carbogen(R), which breaks down complex carbohydrates. Although enzymes accounted for minimal net sales in 1997, the Company believes that the category exhibits significant growth potential.

  Other Specialty Products. Other specialty products include aloe vera, dry apple cider vinegar, garlic oil, lactobacillus acidophilus, lecithin, parsley seed oil, shark cartilage, spirulina algae and various specialty ingredients for the sports nutrition, dietary, and cosmetics and beauty aids industries.

  BRANDING INITIATIVES

  One of the Company's growth strategies is to create recognition of the Company's products at the consumer level through branding initiatives. The Company expects that creating recognition of its ingredients at the consumer level and the association of the Company's brand with high-quality, high-purity ingredients will result in increased demand by the Company's customers for the Company's ingredients.

  GNC was the first customer to support the concept of the Company's branded ingredients and introduced its Nature's Fingerprint line in 1995. GNC's Nature's Fingerprint line contains the Company's first line of branded, premium, natural ingredients, Fingerprint(R) Botanicals. Supported by the use of TLC, an advanced scientific identifying testing method that reveals a botanical's "fingerprint," the Fingerprint(R) Botanicals brand has a distinct consumer marketing appeal. The Company-owned Fingerprint(R) Botanicals trademark and logo, along with the Company's name, appear on the bottles of all two-piece capsule and liquid Nature's Fingerprint products for which the Company supplies ingredients.

  The Company is currently developing other branded ingredients for mass market retailers and plans to promote its branded ingredient products through a widespread multimedia marketing and advertising strategy aimed at both its customers and the end consumers.

CUSTOMERS

  The Company sells its products to a diverse range of nutritional supplement manufacturers for multi-level marketers, specialty health products retailers and mass market retailers, as well as private label manufacturers. Selected key customers of the Company include:

  GNC......................    GNC is a domestic and international
                               specialty retailer of vitamin and mineral supplements, sports nutrition products and herbs and is also a provider of personal care and other health related products. As of January 31, 1998, the GNC chain consisted of approximately 3,210 stores domestically and approximately 225 owned and franchised stores in approximately 15 international markets, including the United
                               Kingdom and Canada. For the year ended
                               January 31, 1998, net revenue totaled
                               approximately $1.2 billion. GNC has been a customer of the Company since 1980 and accounted for 36.0%, 36.6% and 37.7% of the Company's net revenues in 1996, 1997 and the three months ended March 31, 1998, respectively.

  Global Health............    Global Health is a developer and custom
                               manufacturer of dietary and nutritional
                               supplements. Global Health develops and
                               manufactures vitamins, minerals, herbs,
                               teas and other supplements in tablet,
                               capsule and powder form in a variety of
                               shapes, sizes, colors, flavors and textures designed to meet its customers' specifications. Global Health's products are sold to over 60 customers, including
                               Herbalife, which accounted for a major
                               portion of Global Health's sales in 1997.
                               Herbalife is a multi-level marketing
                               company that sells a wide range of weight management products, food and dietary supplements and personal care products worldwide. In 1997, Herbalife conducted business in over 36 countries and had retail sales totaling approximately $1.5 billion. Global Health and its predecessors have been a customer of the Company since
                               1987 and accounted for 38.0%, 35.9% and
                               26.1% of the Company's net sales in 1996, 1997 and the three months ended March 31, 1998, respectively.

  Pharmavite...............    Pharmavite is a manufacturer and marketer
                               of nutritional supplements, including
                               vitamins, minerals and dietary supplements, under the Nature Made and Nature's Resource brand names. Pharmavite also manufactures private label nutritional supplements on behalf of various food, drug and mass market retailers. Pharmavite is a privately-held company.

  Rexall Sundown...........    Rexall Sundown develops, manufactures,
                               markets and sells vitamins, nutritional
                               supplements and consumer health products through three channels of distribution:
                               sales to retailers, direct sales through independent distributors, and mail order.
                               Rexall Sundown offers a broad product line of approximately 1,300 products, including vitamins in both multivitamin and single-entity formulas, minerals, herbals, homeopathic remedies, weight management products, skin care products and over-the-counter pharmaceuticals. For the year ended
                               August 31, 1997, net sales totaled
                               approximately $263 million.

  Additional key customers include (i) Banner Pharmacaps Inc., (ii) Celestial Seasonings, Inc., (iii) Chem International, Inc., a supplier to Avon Products, Inc. and other customers, (iv) Leiner Health Products Inc., a private label manufacturer that also markets nutritional supplements under the Your Life brand, (v) Natural Alternatives International, Inc., a supplier of dosage form nutritional supplements to Nu Skin International, Inc., NSA International, Inc. and Nutrilite Products, a division of Amway, (vi) Nion Laboratories, a division of Weider Nutrition International, Inc. and (vii) Nutrilite Products. Other than GNC and Global Health, no other single customer accounted for 10% or more of the Company's net sales in 1997.

  The ultimate consumers of nutritional supplements have varying levels of product awareness, adoption rates, price sensitivity and quality requirements. Therefore, the Company works with its customers to maximize their reach to the broadest possible consumer base. In many instances, the Company works closely with its customers to identify suitable distribution channels and to formulate marketing strategies designed to extend product life cycles and maximize sales and margin potential. The Company's growth strategy entails assembling internal marketing teams to develop innovative customer solutions, such as specialized ingredients blends and end-product medium, technical and R&D assistance, and flexible and reliable deliveries. In addition, senior management is launching new initiatives to support customers' new product development and marketing activities.

RAW MATERIALS

  The Company procures substantially all of its raw materials from third parties, with the balance grown at the Agricultural Division.

  SOURCING AND PROCUREMENT

  The Company sources and procures raw materials for nutritional supplement ingredients from growers, collectors and brokers. Growers cultivate the agricultural raw materials for nutritional supplement ingredients, while collectors gather naturally existing raw materials. In addition to purchasing raw materials directly from growers or collectors, the Company purchases raw materials from brokers who typically consolidate the production of various smaller producers in order to provide the necessary volumes from one source. A substantial portion of the Company's raw materials are not indigenous to the United States and must be procured from foreign growers, collectors and brokers. The Company maintains relationships with approximately 140 growers, collectors and brokers, thus enabling the Company to offer customers a single source for a comprehensive line of natural product ingredients.

  The Company's purchasing objective is to ensure a stable supply of natural product raw materials which consistently meet Company specifications at the most competitive price. In conjunction with its growth strategy, the Company has recently hired a new director of purchasing with more than ten years of procurement experience, including with CPC International, Inc. (now known as Bestfoods, Inc.) The director of purchasing is currently exploring incremental efficiencies and economies in the Company's procurement process.

  AGRICULTURAL DIVISION

  The Company launched its Agricultural Division in the fourth quarter of 1996 and solidified its commitment by entering into a long-term lease for a 500 acre certified organic farm in Jennings, Florida. The Agricultural Division was formed to develop superior methods of breeding and cultivating its botanical raw materials and thus increase yield, improve quality and plant strength, and reduce costs. In addition, the farm supplies a small portion of the Company's requirements for selected botanicals. The farm currently grows several botanicals, including echinacea (purpurea, angustifolia and pallida), St. John's wort and feverfew. Agricultural Division activities include seed sourcing and identification, germination, planting, harvesting, drying and preliminary grinding. In addition to 450 acres devoted to growing botanicals, the Agricultural Division operates a 6,000 square foot warehouse for storing dried botanicals and a 4,000 square foot cooler for storing fresh botanicals. After harvesting and drying (where appropriate) and preliminary grinding (where appropriate), raw botanicals will be shipped by the Company to its Herbal Processing Facility. The Agricultural Division is headed by a senior Ph.D. scientist with over 20 years of food chemistry and engineering experience, including with GNC. The Agricultural Division employs approximately 16 full-time employees and, based on seasonal needs, will typically employ up to 27 part-time employees. See "--Processing Facilities and Distribution--Herbal Processing Facility."

  The knowledge already gained during the Agricultural Division's first 18 months of operations has confirmed the Company's opportunity to improve the raw botanical cultivation process. The Company is continuing to study various farming methods, including seed selection and germination, irrigation, planting techniques, photo sensitivities, and harvesting methods and timing. In addition, by planting a significant crop of a single botanical, the Company expects to identify plants with more favorable genetic constitution and seeks to replicate those plants through R&D. The Company intends to leverage its proprietary knowledge by assisting other growers in improving quality and yield of raw materials and providing incentives to such growers to cultivate raw materials on behalf of the Company.

  The Agricultural Division has also commissioned a research study at the Clemson University Agricultural Extension Center in Charleston, South Carolina. In May 1998, this center commenced a research program to observe five key botanicals from germination through one year's growth and identify opportunities to improve the botanicals' life and care. The study is being conducted by scientists with agricultural doctorates specializing in entomology, production, germination (pest and weed) and post harvest. Results of this study are expected to improve the Company's raw botanical cultivation process, as well as serve as a foundation for further research.

PROCESSING

  BOTANICAL PROCESSING

  The Company's botanical manufacturing process for the creation of natural product ingredients starts with receiving raw botanicals. The raw botanicals are inspected for quality and crushed for ease of handling. The crushed botanicals are blended for consistency and further subject to grinding and extracting. Ground botanicals are packaged for sale or further processed by granulation. Extracts are produced by exposing the ground botanicals to solvents designed to concentrate the constituents of the botanicals, with the remaining solvents being distilled off leaving a concentrated paste. The extract pastes are either spray dried or emulsified into liquid form. Powdered spray dried extracts are returned for granulating and agglomerating. Typically, the Company's customers use these botanical preparations as raw materials for manufacturing consumer products. Currently, the Company outsources three stages of processing, spray drying, agglomeration and sterilization; however, upon completion of the Herbal Processing Facility, the spray drying and agglomeration functions will be performed in-house.

  CUSTOMIZING READY-TO-RUN INGREDIENTS

  The Company specializes in custom formulated and blended products designed to provide its customer base with unique and differentiated products in ready-to-run form. In many cases, the Company's scientists and formulation experts, through customer product development teams, work with customers to develop viable products which meet the customers' desired label claims, end use requirements and marker compound content. The Company's process engineers also work with customers to develop dosage delivery forms that accommodate customers' existing tableting, capsule, powder or liquid packaging capabilities. A sample of the product is made on a small scale and evaluated to ensure that it will match the customer's requirements. Upon approval, the preliminary specifications, including sample, price and other terms are provided to the customer, and, upon approval thereof by the customer, the formula and manufacturing technology is transferred to production scale.

  QUALITY ASSURANCE AND QUALITY CONTROL

  The Company utilizes a documented quality assurance program to ensure the production of high-quality, high-purity natural product ingredients for nutritional supplements. This program implements GMPs that, among other things, address processing, cleanliness, testing, sampling and formulations. The Company believes that in appropriate instances its GMPs approach pharmaceutical standards. The Company has also developed and operates a comprehensive quality control program that subjects all of the Company's products to a battery of stringent tests commencing prior to acceptance of raw materials through shipment of finished goods. This program, among other things, identifies botanical raw materials and measures the marker compounds. By precisely identifying and measuring marker compounds, the Company is able to substantially reduce the natural inconsistencies of raw botanicals and standardize its ingredients to customer specifications. To support this effort, the Company has made significant investments in sophisticated testing methods and equipment, including TLC, GC and HPLC. TLC is used to produce a specific marker compound fingerprint of the material which identifies it in terms of genus and species. HPLC procedures are used to quantify specific marker compounds identified from the fingerprint. These techniques are developed in-house by adapting and modifying methods published in the scientific literature. Once developed, these techniques are validated with procedures that are recommended and currently in use by the pharmaceutical industry. The Company is continually researching and developing new procedures to enhance the scope of testing capabilities and ensure product quality.

PROCESSING FACILITIES AND DISTRIBUTION

  The Company currently produces substantially all of its products at its production and warehouse facility located in Paterson, New Jersey (the "Paterson Facility"). In order to further position the Company as a leading supplier of high-quality, high-purity natural ingredients, the Company is constructing the state-of-the-art Herbal Processing Facility in Green Pond, South Carolina.

  PATERSON FACILITY

  The Paterson Facility is composed of an approximately 60,000 square foot warehouse and an approximately 20,000 square foot production facility. The warehouse handles the receipt of raw materials and the delivery of the Company's products. Accordingly, both raw materials inventory and finished goods inventory are maintained at the warehouse. In addition, initial quality control macro sampling of, and separation of contaminants from, the raw materials is performed at the warehouse. In 1997, the warehouse staged and shipped approximately 1.8 million kilograms of the Company's finished products utilizing only a single shift production schedule. The Paterson warehouse has the capacity to add additional work shifts in response to increased demand for the Company's products.

  At the production facility, approximately 17,500 square feet are devoted to grinding, distilling, packaging and other production functions and approximately 2,500 square feet are devoted to quality control, quality assurance and R&D. The Company operates laboratories that run TLC, GC and HPLC assaying tests on the raw materials. The company operates blenders that blend the raw materials, based on the results of the TLC, GC and

HPLC tests, to produce standardized lots. The Company maintains grinders that produce powders and granulates and distillation systems that produce extracts, which can be converted into emulsions. Finally, the Company utilizes packing machines to package its products for delivery.

  HERBAL PROCESSING FACILITY

  The Company is currently constructing a state-of-the-art Herbal Processing Facility, which is located on an approximately 56 acre campus, in Green Pond, South Carolina, located approximately 40 miles southwest of the Port of Charleston, a major port on the Southeastern Seaboard. The Company believes the Herbal Processing Facility is strategically located, providing ready access to sea, rail and highway transportation, an accessible labor force and proximity to certain key customers, as well as to the Agricultural Division. Upon completion, the Herbal Processing Facility will encompass five buildings: the agricultural pre-processing building, the pharmaceutical building, the extraction building, the finished products building and the R&D laboratory. The Herbal Processing Facility is expected to be able to process approximately
8.0 million kilograms annually of the Company's finished products utilizing a single work shift, thus more than quadrupling the Company's current single shift production capacity. The Herbal Processing Facility will expand capacities and capabilities in response to market demands, resulting in more efficient production of consistent and high-quality products. The Herbal Processing Facility is expected to be completed in mid-1999 at a total cost of approximately $10 million, of which approximately $2.5 million has been expended to date.

  The agricultural pre-processing building will house the inspection conveyor, to be used for visual and metal inspection, the hammer mills, which will crush the raw materials, and a 325 cubic foot blender, which will blend the crushed raw materials into standardized lots. The pharmaceutical building will be designed with the precision and cleanliness associated with pharmaceuticals, through the use of an air filtration system and negative pressure rooms, among other things, to create a bacteria and debris free environment. The extraction building will contain distillation systems using either water or alcohol to extract the botanicals, which will be spray dried or converted into emulsions.

  DISTRIBUTION

  The Company primarily utilizes third party common carriers to deliver its natural product ingredients to customers from its warehouses in Paterson, New Jersey and Fountain Valley, California. In addition, the Company maintains a fleet of five large trucks to facilitate local deliveries. As production at the Herbal Processing Facility increases, products will be shipped directly to customers utilizing third party common carriers and additional Company-owned trucks.

RESEARCH AND DEVELOPMENT

  A key element in the Company's business strategy is to identify and develop commercial opportunities from ideas generated through its R&D. These R&D efforts are generally devoted to four principal areas, (i) development of new technology, (ii) application of the Company's processing technology to new products, (iii) improvement of existing processes and (iv) development of viable alternate raw materials for natural products extraction and purification. The Company also conducts R&D at the Agricultural Division. See "--Raw Materials--Agricultural Division."

  The Company's internally funded research and development expenditures during 1996, 1997 and the three months ended March 31, 1998 were approximately $385,000, $407,000, and $150,000, respectively. The Company intends to continue actively pursuing research and development efforts and these costs are likely to increase in future periods in conjunction with growth in net sales.

INTELLECTUAL PROPERTY

  The Company's proprietary technology and knowledge are important to its business. The Company relies on patents, trade secrets, and confidentiality agreements, as well as continuing technological innovation, to protect its proprietary technology and knowledge and thus maintain its competitive advantage. The Company produces certain products which management believes could not be duplicated without the use of the Company's proprietary knowledge.

  The Company has developed numerous proprietary assay methods to test botanicals. The Company's expertise in analyzing, identifying and measuring marker compounds is important to raw material analysis, process development, and process and quality control. Designing a particular process application involves selecting the most appropriate processing steps, determining the proper sequence, and establishing optimum temperature, pressure, solvent and other parameters for each process step. The Company develops variations of its processes based on the nature of the raw material used and the specifications of the desired product.

  The Company patents technology when appropriate to obtain long-term protection. The Company owns patents for proprietary composition of matter and manufacturing processes. The Company has three patents for Legumase(R), an enzyme system for antiflatulence, which expire February 10, 2014; one patent for Aminogen(R), an enzyme system used to replace free form amino acid supplementation, which expires March 11, 2013; and one patent claim allowed for Carbogen(R), an enzyme system designed to break down complex carbohydrates. In addition, three patents are still pending. With respect to its proprietary processes for which it has not obtained patent protection, the Company relies on internal procedures and trade secret laws to protect these proprietary processing technologies.

  The Company protects its proprietary technology and knowledge through established security practices and confidentiality agreements with employees, consultants, strategic industry participants, and technical advisors. Few individuals within the Company possess a full working knowledge of these processes. Joint development agreements and consultant relationships generally allow only limited access to Company information, which is protected through confidentiality agreements with the parties involved. The Company is continually improving its processes and developing additional technological knowledge relating to the extraction of natural products.

COMPETITION

  The Company's principal competition comes from major domestic and foreign suppliers of nutritional product ingredients. The Company competes principally on the basis of product quality, product availability and timely delivery, price, value-added R&D, product knowledge and formulation capabilities. The Company believes that it competes favorably with its competitors due to its documented quality assurance program, stringent quality control and vertically integrated development and manufacturing capabilities; its ability to specifically formulate products for distribution along multiple distribution channels; and its ability to react to market trends and customer demands through extensive experience with, and understanding of, its products, as well as its customers and suppliers.

GOVERNMENTAL REGULATION

  THE COMPANY

  The Company's business is subject to comprehensive regulation by numerous federal governmental agencies, including the FDA, OSHA and EPA. The FDA regulates the Company's products under the FDCA and the regulations promulgated thereunder. In addition, the Company is subject to regulation by various state and local agencies and will be subject to governmental regulations in foreign countries where the Company plans to commence or expand sales.

  The FDA has promulgated regulations with respect to the manufacture of pharmaceuticals, foods, flavors and dietary supplements and has established GMPs for, among other things, foods and pharmaceuticals. The

Company's nutritional supplement ingredients fit within the category of "dietary supplements" and, along with the Company's teas, must be manufactured in compliance with food GMPs. Recently, however, the FDA has announced that it is considering promulgating GMPs specific to dietary supplements. If promulgated, these dietary supplement specific GMPs may be significantly more rigorous than those currently applicable to the Company's products and may require quality assurance requirements similar to pharmaceutical GMPs. Therefore, the Company may be required to expend additional capital and resources in the future to comply with new FDA regulations. Nevertheless, the Company believes its quality assurance in certain cases meets or exceeds the quality assurance levels applicable to pharmaceuticals. The failure of the Company to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.

  The safety of the Company's manufacturing operations are regulated by OSHA. The Company's facilities are currently classified as low risk by OSHA. The Company's operations are subject to laws and regulations governing, among other things, air emissions, waste water discharge, solid and hazardous waste treatment, and storage, disposal and remediation of releases of hazardous materials administered by the EPA and other state and local authorities. The Company has made and intends to continue to make the necessary expenditures for environmental compliance. Health and safety and/or environmental laws and regulations may become more stringent in the future which would increase the costs of compliance.

  The Company may be subject to additional laws or regulations by the FDA or other federal, state or foreign regulatory authorities, the repeal of laws or regulations which the Company considers favorable, or more stringent interpretations of current laws or regulations, from time to time in the future. The Company is unable to predict the nature of such future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, require, among other things, the reformulation of certain products to meet new standards, the discontinuance of certain products not able to be reformulated, the imposition of additional quality assurance procedures, or expanded or different scientific substantiation.

  NUTRITIONAL SUPPLEMENTS INDUSTRY

  The Company manufactures ingredients for nutritional supplements that are further manufactured, packaged, labeled, distributed and sold by third party manufacturers, marketers and/or retailers that, along with other similar participants in the nutritional supplements industry, are subject to governmental regulations with respect to their businesses. Though not directly applicable to the Company, the enactment of DSHEA has had a significant effect on the nutritional supplements industry, which effect the Company believes to be favorable. DSHEA revised the provisions of the FDCA concerning the regulation of dietary supplements. The legislation for the first time defined "dietary supplement" as a product intended to supplement the diet that contains one or more of certain dietary ingredients, such as a vitamin, a mineral, an herb or botanical, an amino acid, a dietary substance for use by humans to supplement the diet by increasing the total dietary intake, or a concentrate, metabolite, constituent, extract, or combination of the preceding ingredients. A substantial portion of the products sold by the Company are ingredients for dietary supplements.

  Under the current provisions of the FDCA, there are four categories of claims that pertain to the regulation of dietary supplements. Health claims are claims that describe the relationship between a nutrient or dietary ingredient and a disease or health related condition and can be made on the labeling of dietary supplements if supported by significant scientific agreement and authorized by the FDA in advance through notice and comment rulemaking. Nutrient content claims describe the nutritional value of the product and may be made if defined by the FDA through notice and comment rulemaking and if one serving of the product meets the definition. Health claims and nutrient content claims may also be made if a scientific body of the U.S. government with official responsibility for the public health has made an authoritative statement regarding the claim, the claim accurately reflects that statement and the manufacturer, among other things, provides the FDA with notice of and basis for the claim at least 120 days before the introduction of the supplement with a label containing the claim into interstate commerce. Statements of nutritional support or product performance, which are permitted on labeling of dietary supplements without FDA pre-approval, are defined to include statements that (i) claim a benefit related to a classical nutrient deficiency disease and discloses the prevalence of such disease in the United States,
(ii) describe the role of a nutrient or dietary ingredient intended to affect the structure or function in humans, (iii) characterize the documented mechanism by which a dietary ingredient acts to maintain such structure or function or (iv) describe general well-being from consumption of a nutrient or dietary ingredient. In order to make a nutritional support claim the marketer must possess substantiation to demonstrate that the claim is not false or misleading and, if the claim is for a dietary ingredient that does not provide traditional nutritional value, prominent disclosure of the lack of FDA review of the relevant statement, and notification to the FDA of using the claim is required. Drug claims are representations that a product is intended to diagnose, mitigate, treat, cure or prevent a disease. Drug claims are prohibited from use in the labeling of dietary supplements.

  The advertising of nutritional supplements is subject to regulation by the Federal Trade Commission (the "FTC") under the Federal Trade Commission Act (the "FTCA"). The FTCA prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. In addition, the FTCA provides that the dissemination, or the causing to be disseminated, of any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the FTC's substantiation doctrine, an advertiser is required to have a "reasonable basis" for all objective product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. Pursuant to this FTC requirement, the manufacturers of nutritional supplements containing the Company's ingredients are required to have adequate substantiation for all material advertising claims made for their products.

  In recent years, the FTC has initiated numerous investigations of nutritional supplement and weight loss products and companies. The FTC is reexamining its regulation of advertising for dietary supplements and has announced that it will issue a guidance document to assist supplement marketers in understanding and complying with the substantiation requirement. Upon release of this guidance document, many of the Company's customers will be required to evaluate its compliance with the guideline and may be required to change their advertising and promotional practices.

FACILITIES

  The Company maintains offices, production facilities, distribution facilities and a farm. The following table sets forth the location, total land area and facility size of each of the Company's facilities:

FACILITY                                      LOCATION                SIZE
--------                                      --------                ----
Corporate headquarters(1)........... Wayne, New Jersey           15,000 sq. ft.
Paterson Facility(2) --Production... Paterson, New Jersey        20,000 sq. ft.
--Warehouse......................... Paterson, New Jersey        60,000 sq. ft.
Fountain Valley facility(1)(3)...... Fountain Valley, California  5,500 sq. ft.
Herbal Processing Facility(4)....... Green Pond, South Carolina      56 acres
Agricultural Division(1)............ Jennings, Florida              500 acres

--------
(1) This facility is leased.
(2) This facility is leased from an affiliate of the Company. See "Certain Transactions."
(3) This facility is used for sales and distribution primarily to West Coast customers and is leased on a month-to-month basis.
(4) This facility is currently under construction and is expected to be completed in mid-1999. See "--Production Facilities and Distribution-- Herbal Processing Facility."

EMPLOYEES

  As of March 31, 1998, the Company had 117 full time and 27 part-time employees. Of such employees, 86 employees were devoted to production and distribution, 40 employees were responsible for management and administration and 18 employees were scientific personnel. None of the Company's employees are unionized or subject to any collective bargaining agreement. The Company considers its relations with its employees to be good.

PRODUCT LIABILITY INSURANCE

  The testing and sale of the Company's products include an inherent risk that product liability claims may be asserted against the Company. The Company has obtained product liability insurance coverage which it believes to be adequate. There can be no assurance that the Company will be able to maintain product liability insurance on acceptable terms or that its insurance will provide adequate coverage against potential claims. While the Company has not experienced any product liability claims, if such claims should arise in the future, they could have a material adverse effect on the Company's business, financial condition and results of operations.

LEGAL PROCEEDINGS

  From time to time, the Company is subject to litigation incidental to its business, including product liability claims, which could exceed applicable insurance coverage. The Company currently is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The current directors and executive officers of the Company and their ages and positions are listed in the following table.

 NAME                            AGE                 POSITION
 ----                            ---                 --------
 Rodger R. Rohde, Sr. ..........  56 Chairman of the Board, Chief Executive
                                     Officer and Director
 Rodger R. Rohde, Jr. ..........  36 President, Chief Operating Officer and
                                     Director
 Angelo R. Appierto.............  46 Vice President--Finance, Chief Financial
                                     Officer, Secretary, Treasurer and
                                     Director
 Andres E. Menendez.............  59 Vice President--Special Projects and
                                     Director
 Christopher J. Rohde...........  30 Vice President--Operations and Director
 Cynthia J. Rohde...............  31 Vice President--Corporate Communication
                                     and Director
 David P. Walsh.................  59 Vice President--Technical Services

  References to service with the Company in the following biographies do not include service with predecessors. Rodger R. Rohde, Sr. is the father of Rodger R. Rohde, Jr., Christopher J. Rohde and Cynthia J. Rohde.

  RODGER R. ROHDE, SR. founded the initial predecessor to the Company in 1978 and has been Chairman of the Board, Chief Executive Officer and a Director of the Company since its inception. Mr. Rohde was Chairman of the Board of LSI and BMI from March 1988 and June 1993, respectively, and a Director thereof from May 1987 and June 1993, respectively, until the consummation of the Mergers. Mr. Rohde has over 30 years of experience in the nutritional supplement, flavors and fragrance industries.

  RODGER R. ROHDE, JR. has been President, Chief Operating Officer and a Director of the Company since its inception and joined the Predecessor Companies in July 1985. Mr. Rohde was President of LSI, Old Triarco and BMI from March 1988, December 1990 and June 1993, respectively, and was a Director of Old Triarco and BMI from November 1990 and June 1993, respectively, until the consummation of the Mergers.

  ANGELO R. APPIERTO has been Vice President--Finance, Chief Financial Officer, Secretary and a Director of the Company since its inception. Mr. Appierto joined the Predecessor Companies in December 1997 and was Vice President--Finance, Chief Financial Officer, Secretary and Treasurer of LSI, Old Triarco and BMI from March 1998, January 1998 and January 1998, respectively, until the consummation of the Mergers. From June 1993 to October 1997, Mr. Appierto served as Chairman and Chief Executive Officer of The Aegis Consumer Funding Group, Inc., a national consumer finance company, and was its Chief Financial Officer from May 1992 to June 1993. Mr. Appierto is a certified public accountant.

  ANDRES E. MENENDEZ has been Vice President--Special Projects and a Director of the Company since its inception. Mr. Menendez had been with the Predecessor Companies in various capacities, including Vice President--Production, from March 1991 until the consummation of the Mergers.

  CHRISTOPHER J. ROHDE has been Vice President--Operations and a Director of the Company since its inception and joined the Predecessor Companies in June 1990. Mr. Rohde was Vice President--Operations of LSI, Old Triarco and BMI from March 1995, January 1991 and June 1993, respectively, and was a Director of Old Triarco and BMI from November 1990 and June 1993, respectively, until the consummation of the Mergers.

  CYNTHIA J. ROHDE has been Vice President--Corporate Communication and a Director of the Company since its inception. Ms. Rohde had been with the Predecessor Companies in various capacities, including Director of Corporate Communication and Human Resources, from November 1994 until the consummation of the Mergers. From February 1993 to November 1994, Ms. Rohde was a Senior Associate with Burson-Marsteller, an international public relations firm.

  DAVID P. WALSH has been Vice President--Technical Services of the Company since its inception. From March 1991 to June 1998, Dr. Walsh served as Senior Food and Pharmaceutical Consultant of Simons Engineering, Inc., an engineering consulting company. Prior to joining Simons Engineering, Inc., Dr. Walsh held various positions at GNC, including Vice President and Technical Director and President and Chief Executive Officer of GNP, from 1974 to 1986. Dr. Walsh has a Ph.D. in Cereal Chemistry/Industrial Engineering from North Dakota State University.

  The Company's Board of Directors is composed of eight members. Currently there are two vacancies. Within 90 days following the consummation of this offering, the Company intends to fill those vacancies with individuals who will be neither officers nor employees of the Company or its affiliates.

  The Company's Board of Directors is divided into three classes. Directors of each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve for three years thereafter. Class I directors, whose term will expire at the first annual meeting after this offering, currently consist of Andres E. Menendez and Cynthia J. Rohde; Class II directors, whose term will expire at the second annual meeting after this offering, currently consist of Christopher J. Rohde and Rodger R. Rohde, Jr.; Class III directors, whose term will expire at the third annual meeting after this offering, currently consist of Rodger R. Rohde, Sr. and Angelo R. Appierto. The two additional directors appointed after this offering will be appointed to Class II and Class III as determined by the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

  Within 90 days following the consummation of this offering, the Board of Directors will establish an Audit Committee and a Compensation Committee. Effective upon their election to the Board of Directors, the independent directors will serve as the members of the Audit Committee and the Compensation Committee. The Audit Committee's principal functions will include making recommendations to the Board of Directors regarding the annual selection of independent public accountants, reviewing the proposed scope of each annual audit and reviewing the recommendations of the independent public accountants resulting from the audit of the Company's consolidated financial statements. The Compensation Committee's principal function will be to establish the compensation of the Chief Executive Officer and other senior officers of the Company and to establish and administer the Company's compensation programs, including the grant of awards under the 1998 Omnibus Stock Incentive Plan. See "--Employee Benefit Plans." The Board of Directors may from time to time establish other committees to facilitate the management of the Company.

DIRECTOR COMPENSATION

  Prior to this offering, directors received no compensation for their service on the Board of Directors. Upon completion of this offering, directors who are not employees of the Company or its affiliates will receive an annual retainer of $10,000 plus $1,000 per committee served per committee meeting attended. Directors will be reimbursed for out-of-pocket expenses incurred in connection with their service as directors. In addition, each non-employee director is eligible to receive awards pursuant to the 1998 Omnibus Stock Incentive Plan, under which such directors will receive an option to purchase 7,500 shares of Common Stock upon becoming a director and annual awards of options to purchase 2,500 shares of Common Stock. Directors who are officers or employees of the Company will not receive any additional compensation for their services as directors. See "--Employee Benefit Plans--1998 Omnibus Stock Incentive Plan."

EXECUTIVE COMPENSATION

  The following table sets forth information with respect to the annual and long-term compensation earned during the year ended December 31, 1997 from the Predecessor Companies by the Chief Executive Officer and certain other executive officers of the Company (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION(1)
                                                        -----------------------
NAME AND PRINCIPAL POSITION                               SALARY       BONUS
---------------------------                             ----------- -----------
Rodger R. Rohde, Sr. .................................. $   907,000 $   450,000
 Chairman of the Board and Chief Executive Officer
Rodger R. Rohde, Jr. ..................................     260,000     400,000
 President and Chief Operating Officer
Andres E. Menendez.....................................     178,345      75,000
 Vice President--Special Projects
Christopher J. Rohde...................................     125,060     250,000
 Vice President--Operations
Cynthia J. Rohde.......................................      73,078     100,000
 Vice President--Corporate Communication

--------
(1) Perquisites and other personal benefits, securities and property, valued on the basis of the aggregate incremental cost to the Predecessor Companies, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each of the Named Executive Officers. The amounts set forth do not include S corporation dividend distributions sufficient to pay income taxes on the earnings of the Predecessor Companies that were treated as having been earned by the individual as a shareholder of the Predecessor Companies. See "--Employment Agreements" for a description of the compensation of the Named Executive Officers upon consummation of this offering.

EMPLOYEE BENEFIT PLANS

  1998 OMNIBUS STOCK INCENTIVE PLAN

  In     1998, the Board of Directors of the Company adopted and the Company's stockholders approved the 1998 Omnibus Stock Incentive Plan (the "Omnibus Stock Plan"). The Company has reserved an aggregate of 1,400,000 shares of Common Stock for issuance under the Omnibus Stock Plan. The purpose of the Omnibus Stock Plan is to promote the long-term growth and profitability of the Company by providing individuals with incentives to improve stockholder value and contribute to the growth and financial success of the Company, and by enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility. The Omnibus Stock Plan provides for the grant of non-qualified stock options, incentive stock options within the meaning of Section 422 of the Code, stock appreciation rights and restricted and non-restricted stock awards, each of which may be granted separately or in tandem with other awards. Participation in the Omnibus Stock Plan is open to all employees, officers and directors of the Company or any of its affiliated entities; however, only employees of the Company or its subsidiaries may receive incentive stock option awards. No options or other grants have been granted under the Omnibus Stock Plan to date; however options
to acquire     shares of Common stock will be granted upon consummation of this offering, exercisable at the initial public offering price.

  The Omnibus Stock Plan will be administered by the Compensation Committee of the Board of Directors (the "Administrator"). The Administrator has the authority to (i) determine the eligible persons to whom, and the time or times at which, awards shall be granted, (ii) determine the types of awards to be granted, (iii) determine the number of shares to be covered by or used for reference purposes for each award, (iv) impose such terms, limitations, restrictions and conditions upon any such award as the Administrator shall deem appropriate, (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided, however, that except in specified circumstances, any modification that would materially adversely affect any outstanding award shall not be made without the consent of the grantee), (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, without limitation, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period. In addition, the Administrator is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any subsidiary, or of changes in applicable laws, regulations or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Stock Plan.

  Options intended to qualify as incentive stock options under Section 422 of the Code must have an exercise price at least equal to fair market value on the date of grant. Incentive stock options may not be exercisable more than ten years from the date the option is granted. If any employee of the Company or any subsidiary owns or is deemed to own at the date of grant shares of stock representing in excess of 10% of the combined voting power of all classes of stock of the Company, the exercise price for the incentive stock options granted to such employee may not be less than 110% of the fair market value of the underlying shares on that date and the option may not be exercisable more than five years from the date the option is granted. The option exercise price may be paid in cash, by tender of shares of Common Stock, by a combination of cash and shares or by any other means the Administrator approves. Awards of stock appreciation rights, stock and phantom stock awards and performance awards may be settled in cash, shares of Common Stock or a combination of both, in the discretion of the Administrator.

  The Board of Directors of the Company may terminate, amend or modify the Omnibus Stock Plan or any portion thereof at any time, except that all awards made prior to termination of the Omnibus Stock Plan will remain in effect until such awards have been satisfied or terminated in accordance with the terms of the Omnibus Stock Plan and such awards.

EMPLOYMENT AGREEMENTS

  The Company requires its management and key employees to sign employment agreements upon joining the Company. The Company has entered into employment agreements with each Named Executive Officer. The employment agreements provide for annual base salaries of $400,000, $260,000, $150,000, $175,000,
$125,000, and $125,000 for Rodger R. Rohde, Sr., Rodger R. Rohde, Jr., Angelo
R. Appierto, Andres E. Menendez, Christopher J. Rohde and Cynthia J. Rohde,
respectively. The employment agreement are effective as of     , 1998 for an
initial term of three years and automatically renewable for one year terms, provided that either party may terminate the employment agreement upon 12 months prior notice. The employment agreements generally contain confidentiality provisions and covenants not to compete during the term of employment and for one year after termination of employment. Each employment agreement provides that in the event of a merger or acquisition of the Company by another entity in which the employee's position is eliminated or radically altered, the Company must pay up to 2.99 times the employee's base salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to this offering, the Company has had no separate compensation committee or other board committee performing equivalent functions. As a result, the functions of a compensation committee were performed by Rodger R. Rohde, Sr. Upon filling the vacancies on the Board of Directors, the Board of Directors will create a Compensation Committee composed solely of outside directors. During the year ended December 31, 1997, no executive officer of the Company served (i) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board of Directors of the Company,

(ii) as a director of another entity, one of whose executive officers served on the Board of Directors of the Company or (iii) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

                             CERTAIN TRANSACTIONS

  The Company leases the production building and warehouse building at the Paterson Facility from Rodger R. Rohde, Sr., an executive officer and director of the Company, and Rohde Holdings, Inc. ("RHI"), respectively. All of the outstanding capital stock of RHI is owned by Rodger R. Rohde, Sr., Rodger R. Rohde, Jr. and Christopher J. Rohde, each of whom is an executive officer and director of the Company. During 1997, the Company made aggregate lease payments of $204,000 and $96,000 for the production building and the warehouse building, respectively. In addition, the Company is a guarantor of the mortgage obligations with respect to each of the buildings, with outstanding balances as of December 31, 1997 of $99,283 and $182,069 on the mortgages for the production building and the warehouse building, respectively. The Company believes that its leasing costs with respect to these facilities were no less favorable than the costs of leasing comparable facilities from unaffiliated entities. In connection with the purchase of the warehouse building by RHI, the Company advanced certain expenses of RHI. As of December 31, 1997, the outstanding balance of such advanced expenses was $73,725, which bears interest at the rate of 7% per annum and is being repaid in monthly installments of $1,500.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the date of this Prospectus and as adjusted to reflect the sale by the Company of the shares offered hereby with respect to (i) each of the directors of the Company, (ii) each of the Named Executive Officers, (iii) each person known to the Company to own beneficially more than 5% of the Company's Common Stock and (iv) all officers and directors as a group. Unless otherwise indicated, each person named in the table has sole voting power and investment power, subject to community property laws where applicable.

                                    SHARES BENEFICIALLY
                                      OWNED PRIOR TO            PERCENT OF
                                        OFFERING(1)         SHARES BENEFICIALLY
                                    -----------------------     OWNED AFTER
NAME OF BENEFICIAL OWNER(1)           NUMBER     PERCENT        OFFERING(1)
---------------------------         ------------ ---------- -------------------
Rodger R. Rohde, Sr.(2)(3).........    5,130,412     54.6%         40.4%
Rohde Trust(3)(4)..................    4,022,100     42.8          31.7
Rodger R. Rohde, Jr. ..............      120,663      1.3             *
Andres E. Menendez.................          --         *             *
Christopher J. Rohde...............      120,663      1.3             *
Cynthia J. Rohde...................          --         *             *
All officers and directors as a
 group (7 persons).................    5,371,738     57.2          42.3

--------
*Less than 1% of the outstanding Common Stock.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally include voting or investment power with respect to securities.
(2) If the Underwriters' over-allotment option is exercised in full, Mr. Rohde will sell all of the 495,000 shares comprising the over-allotment option and his shares beneficially owned after this offering will be 4,635,412 shares or 36.5% of the total outstanding shares of Common Stock.
(3) The address of this beneficial owner is c/o Triarco Industries, Inc., 400 Hamburg Turnpike, Wayne, New Jersey 07470.
(4) The Rohde Trust is composed of three equal trusts for the benefit of Rodger R. Rohde, Jr., Christopher J. Rohde and Cynthia J. Rohde. The beneficiaries have neither voting nor investment power with respect to the shares of Common Stock held by the Rohde Trust.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company is authorized to issue up to 50,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of the date of this Prospectus,
(i) 9,393,838 shares of Common Stock are issued and outstanding, held by four stockholders of record and (ii) no shares of Preferred Stock are issued and
outstanding. An additional     shares of Common Stock are issuable upon
exercise of outstanding stock options under the 1998 Omnibus Stock Incentive
Plan.

  The following description provides a summary of the material rights and limitations relating to ownership of the Company's capital stock. For a complete legal description of the Company's capital stock, reference should be made to the Company's Certificate of Incorporation and Bylaws, copies of which are included as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  All outstanding shares of Common Stock are, and the shares to be issued in this offering will be, fully paid and non-assessable. Upon completion of this offering, there will be no preemptive, conversion, subscription, redemption or repurchase rights associated with the shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share owned of record on matters submitted to a vote of the stockholders. Holders of Common Stock are not entitled to cumulative voting rights in the election of directors. Upon liquidation of the Company, the holders of Common Stock are entitled to participate ratably in the assets available for distribution after satisfaction of (i) all claims of the Company's creditors and (ii) the liquidation preference enjoyed by the holders of any outstanding Preferred Stock.

  The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors, in its discretion, may declare out of funds legally available therefor. Under the DGCL, dividends may be paid out of either (i) surplus as defined in the DGCL or (ii) net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the capital of the Company has diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding shares of Preferred Stock. See "Dividend Policy."

CERTAIN BYLAW PROVISIONS

  The Company's Bylaws provide that stockholders may act by written consent, without prior notice and without a vote, if a consent is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize such action at a meeting of stockholders. The Bylaws may be amended by a majority vote of the stockholders or Board of Directors. See "Risk Factors--Concentration of Ownership" and "--Certain Anti-Takeover Considerations." The foregoing summary of material provisions is qualified in its entirety by reference to the Company's Bylaws, which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

ANTI-TAKEOVER MATTERS

  CERTAIN PROVISIONS OF THE DGCL

  Section 203 of the DGCL generally restricts a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) or its affiliates, unless (i) the transaction is approved by the board of directors of the corporation prior to the date such person became an interested stockholder, (ii) the interested stockholder acquired 85% of the corporation's stock, excluding voting stock owned by directors and officers and certain employee stock plans of the corporation, in the same transaction in which the interested stockholder exceeds 15% or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. The DGCL provides that a corporation may elect not to be governed by Section 203. At present, the Company does not intend to make such an election and intends to avail itself of the rights afforded by Section 203. The effect of Section 203 may be to render more difficult a change in control of the Company.

  The ability of the Company to issue Preferred Stock following this offering could be deemed to have an anti-takeover effect. It is not possible to state the actual effects of the issuance after this offering of any shares of a new class or series of Preferred Stock upon the rights of holders of Common Stock. However, such effects might include, among other things, restricting dividends on Common Stock, diluting the voting power of the Common Stock and impairing the liquidation rights of the Common Stock. Issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting rights of the Common Stock. In addition, the issuance of Preferred Stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Even if the Preferred Stock were not generally accorded voting rights, however, approval by the holders of at least 50% of the outstanding shares of Preferred Stock must be received before any of the following corporate actions may be taken: (i) the creation of any class of stock ranking equal or senior to the Preferred Stock, (ii) the amendment, alteration or repeal of any provision of the Certificate of Incorporation which adversely affects the rights of preferred stockholders or increases the authorized number of shares of Preferred Stock and (iii) the authorization of a merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company (with certain exceptions). Therefore, a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management might be discouraged or rendered more difficult. Accordingly, the issuance after this offering of a new class or series of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders of the Company. The Company has no present plans to issue any shares of Preferred Stock.

  CLASSIFIED BOARD OF DIRECTORS

  The Company's Board of Directors is divided into three classes of directors, designated Class I, Class II and Class III. Each class will consist, as nearly as possible, of one-third of the total number of directors. The term of the initial Class I directors will expire on the date of the 1999 annual meeting of stockholders (an "Annual Meeting"); the term of the initial Class II directors will expire on the date of the 2000 Annual Meeting; and the term of the initial Class III directors will expire on the date of the 2001 Annual Meeting. At each Annual Meeting, beginning in 1999, successors to the class of directors whose term expires at that Annual Meeting will be elected for a three-year term. See "Management--Executive Officers and Directors." At least two annual meetings of stockholders, instead of one, generally will be required to change the majority of the Company's Board of Directors.

  STOCKHOLDER PROTECTION RIGHTS AGREEMENT

  Prior to the consummation of this offering, the Board of Directors of the Company will declare a dividend of one right (a "Right") for each outstanding share of Common Stock of the Company held of record at the close of business on a specified date (the "Record Time"), or issued thereafter and prior to the Separation Time (as defined). Each Right entitles its registered holder to purchase from the Company, after the Separation Time, one share of Common
Stock for $     (the "Exercise Price"), subject to adjustment. The Rights will be issued pursuant to a Stockholder Protection Rights Agreement (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as Rights Agent, a copy of which will be filed as an exhibit to the Registration Statement. The following description of the Rights Agreement and the Rights is qualified in its entirety by reference to the Rights Agreement.

  The Rights will be evidenced by the Common Stock certificates until the close of business on the earlier of (either, the "Separation Time") (i) the tenth day (or such later date as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date on which any Person (as defined in the Rights Agreement) (other than the Company, a majority-owned subsidiary of the Company or an employee stock ownership or other employee benefit plan of the Company or a majority-owned subsidiary of the Company) commences a tender or exchange offer which, if consummated, would result in such Person becoming the Beneficial Owner of 15% or more of the outstanding shares of Common Stock (any Person having such Beneficial Ownership being referred to as an "Acquiring Person") and (ii) the first date (the "Flip-in Date") of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, other than as a result of a Flip-over Transaction or Event (as defined); provided that if the foregoing results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time and provided further that if a tender or exchange offer referred to in clause
(i) is canceled, terminated or otherwise withdrawn prior to the Separation Time, such offer shall be deemed never to have been made. The Rights Agreement provides that, until the Separation Time, the Rights will be transferred with and only with the Common Stock. Common Stock certificates issued after the Record Time but prior to the Separation Time shall evidence one Right for each share of Common Stock represented thereby and shall contain a legend incorporating by reference the terms of the Rights Agreement (as such may be amended from time to time). Notwithstanding the absence of the aforementioned legend, certificates evidencing shares of Common Stock outstanding at the Record Time shall also evidence one Right for each share of Common Stock evidenced thereby. As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares will have Rights attached. Promptly following the Separation Time, separate certificates evidencing the Rights will be mailed to holders of record of Common Stock at the Separation Time.

  The Rights will not be exercisable until the Business Day (as defined in the Rights Agreement) following the Separation Time. The Rights will expire on the earliest of (i) the Exchange Time (as defined), (ii) the close of business on the tenth anniversary of the Rights Agreement and (iii) the date on which the Rights are redeemed as described below (in any such case, the "Expiration Time").

  The Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution in the event of a Common Stock dividend on, or a subdivision or a combination into a smaller number of shares of, Common Stock, or the issuance or distribution of any securities or assets in respect of, in lieu of, or in exchange for Common Stock.

  In the event that, prior to the Expiration Time, a Flip-in Date occurs, the Company shall take such action as shall be necessary to ensure and provide that each Right (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights shall become void) shall constitute the right to purchase from the Company, upon the exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of Common Stock of the Company having an aggregate Market Price (as defined in the Rights Agreement), on the date of the public announcement of an Acquiring Person's becoming such (the "Stock Acquisition Date") that gave rise to the Flip-in Date, equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price. In addition, the Board of Directors of the Company may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Common Stock, elect to exchange all (but not less than all) of the then outstanding Rights (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights become void) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time (the "Exchange Ratio"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio.

  In the event that prior to the Expiration Time the Company enters into, consummates or permits to occur a transaction or series of transactions on or after the Stock Acquisition Date in which, directly or indirectly, (A) the Company shall consolidate or merge with any other Person or (B) the Company shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) assets (i) aggregating more than 50% of the assets (measured by either book value or fair market value) or (ii) generating more than 50% of the operating income or cash flow, of the Company and its subsidiaries (taken as a whole) to any other Person (other than the Company or one or more of its wholly-owned subsidiaries) or to two or more such Persons which are affiliated or otherwise acting in concert or (C) any Acquiring Person shall (i) obtain, with or without consideration, over any period of 12 consecutive calendar months, any additional shares of any class of capital stock of the Company or any of its subsidiaries equal in the aggregate to more than 1% of the outstanding shares of such class, or securities exercisable or exchangeable for or convertible into more than 1% of the outstanding shares of any class of capital stock of the Company or any of its subsidiaries (in each case other than as part of a pro rata distribution to all holders of such stock or pursuant to the exercise of rights or warrants, or the conversion or exchange of securities, issued pro rata in such a distribution), (ii) sell, purchase, lease, exchange, mortgage, pledge, transfer or otherwise acquire or dispose of, to, from, or with, as the case may be, the Company or any of its subsidiaries, over any period of 12 consecutive calendar months, assets (x) having an aggregate fair market value of more than $50,000,000 or (y) on terms and conditions less favorable to the Company than the Company would be able to obtain through arm's length negotiations with an unaffiliated third party,
(iii) receive any compensation for services from the Company or any of its subsidiaries, other than compensation for full-time employment as a regular employee at rates in accordance with the Company's (or its subsidiaries') past practices or (iv) receive the benefit, directly or indirectly (except proportionately as a shareholder), over any period of 12 consecutive calendar months, of any loans, advances, guarantees, pledges, insurance, reinsurance or other financial assistance or any tax credits or other tax advantage provided by the Company or any of its subsidiaries involving an aggregate principal amount in excess of $50,000,000 or an aggregate cost or transfer of benefits from the Company or any of its subsidiaries in excess of $15,000,000 or, in any case, on terms and conditions less favorable to the Company than the Company would be able to obtain through arm's length negotiations with a third party, or (D) as a result of any reclassification of securities (including any reverse stock split), or recapitalization, of the Company, or any merger or consolidation of the Company with any of its subsidiaries or any other transaction or series of transactions (whether or not with or into or otherwise involving an Acquiring Person), the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any of its subsidiaries which is directly or indirectly owned by any Acquiring Person is increased by more than 1% (a "Flip-over Transaction or Event"). For purposes of the foregoing description, the term "Acquiring Person" shall include any Acquiring Person and its Affiliates and Associates (each as defined in the Rights Agreement) (other than the Company, a wholly-owned subsidiary of the Company or an employee stock ownership or other employee benefit plan of the Company or a wholly-owned subsidiary of the Company), counted together as a single Person, the Company shall take such action as shall be necessary to ensure, and shall not enter into, consummate or permit to occur such Flip-over Transaction or Event until it shall have entered into a supplemental agreement with the Person engaging in such Flip-over Transaction or Event (the "Flip-over Entity"), for the benefit of the holders of the Rights, providing, that upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of the Company pursuant to the Rights Agreement.

  The Board of Directors of the Company may, at its option, at any time prior to the Flip-in Date, redeem all (but not less than all) the then outstanding Rights at a price (calculated to the nearest one one-hundredth of a cent) equal to the Exercise Price, as in effect at the Redemption Time, divided by
    (initially $0.01 per Right) (the "Redemption Price"), as provided in the Rights Agreement. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash for each Right so held.

  The holders of Rights will, solely by reason of their ownership of Rights, have no rights as stockholders of the Company, including, without limitation, the right to vote or to receive dividends.

  The Rights will not prevent a takeover of the Company. The Rights, however, may have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its stockholders on or prior to the Flip-in Date, because the Rights can be redeemed before the consummation of such transaction.

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

  The Company's Certificate of Incorporation and Bylaws provide that, to the extent not prohibited by law, the Company shall indemnify any person who is or was made, or threatened to be made, party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving in any capacity at the request of the Company for any other corporation, partnership or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement costs, charges and expenses (including attorneys' fees). Persons who are not directors or officers of the Company may be similarly indemnified in respect of service to the Company to the extent the Board of Directors at any time specifies such persons are entitled to the benefits of the indemnification provisions contained in the Certificate of Incorporation or Bylaws of the Company. The Certificate of Incorporation does not provide for the elimination of or any limitation on the personal liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain unlawful dividends or redemptions as provided under Section 174 of the DGCL or
(iv) any transaction from which the director derived an improper personal benefit.

TRANSFER AGENT

  American Stock Transfer & Trust Company will be the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the securities of the Company. Upon completion of this offering, based upon the number of
shares outstanding at      , 1998, there will be 12,693,838 shares of Common
Stock of the Company outstanding (assuming no exercise of the Underwriters' over-allotment option or options outstanding under the Company's stock option plans). Of these shares, the 3,300,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  The remaining 9,393,838 shares of Common Stock are deemed "restricted securities" under Rule 144. Upon expiration of the Lock-Up Agreements, these shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.

  The Lock-Up Agreement provide that, for a period of 180 days after the date of this Prospectus, the stockholders of the Company prior to this offering will not sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, any options to purchase shares of Common Stock or any shares convertible into or exchangeable for shares of Common Stock, owned directly by such persons or with respect to which they have the power of disposition, without the prior written consent of NationsBanc Montgomery Securities LLC.

  In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (126,938 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

  Securities issued in reliance on Rule 701 (such as shares of Common Stock acquired pursuant to the exercise of certain options granted under the Company's stock option plan) are also restricted securities and, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, may be sold by stockholders other than Affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year holding period requirement.

OPTIONS

  The Company intends to file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1998 Omnibus Stock Incentive Plan. Shares issued upon the exercise of stock options after the effective date of the registration statements on Form S-8 will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the Lock-up Agreements noted above, if applicable.

EFFECT OF SALES OF SHARES

  Prior to this offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), represented by NationsBanc Montgomery Securities LLC and CIBC Oppenheimer Corp. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain terms and conditions precedent and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   NationsBanc Montgomery Securities LLC..............................
   CIBC Oppenheimer Corp..............................................
                                                                       ---------
     Total............................................................ 3,300,000
                                                                       =========

  The Representatives have advised the Company and the Selling Stockholder that the Underwriters initially propose to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of not more than $
per share, and the Underwriters may allow, and any such dealers may reallow, a
concession of not more than $   per share to certain other dealers. After the
initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

  The Selling Stockholder has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 495,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

  The Company and its current stockholders have agreed not to directly or indirectly offer for sale, sell, solicit an offer to sell, contract or grant an option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any rights with respect to any shares of Common Stock, any options or warrants to purchase Common Stock, or any securities convertible or exchangeable for equity securities, owned directly by such holders or with respect to which they have the power of disposition for a period of 180 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC. NationsBanc Montgomery Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed not to directly or indirectly offer for sale, sell, solicit an offer to sell, contract or grant an option to purchase, pledge, transfer or otherwise dispose of any shares of Common Stock, options, warrants to purchase Common Stock or any securities convertible or exchangeable for equity securities, other than the shares of Common Stock offered hereby or pursuant to its stock plans or upon the exercise of outstanding options or warrants, for a period of 180 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC. See "Shares Eligible for Future Sale."

  The Underwriting Agreement provides that the Company and, if the over-allotment option is exercised, the Selling Stockholder will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchase for the purpose of pegging, fixing or maintaining the price of the Common Stock. If the Underwriters create a short position in the Common Stock in connection with this offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. The Underwriters make no representation or predications as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, the Underwriters make no representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Representatives have informed the Company that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price has been determined through negotiations among the Company and the Representatives. Among the factors considered in such negotiations were the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the present state of the Company's development, the prospects for future earnings of the Company, the prevailing market conditions at the time of this offering, market valuations of publicly traded companies that the Company and the Representatives believe to be comparable to the Company, and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby and certain other matters will be passed upon for the Company and the Selling Stockholder by Cadwalader, Wickersham & Taft, New York, New York. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), Los Angeles, California.

                                    EXPERTS

  The financial statements of Triarco Industries, Inc. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement. certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained form the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System, which is publicly available through the Commission's web site (http://www.sec.gov.).

  The Company intends to furnish to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company also will furnish to its stockholders such other reports as may be required by applicable law.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................  F-2
Balance Sheets as of December 31, 1996 and 1997 and as of March 31, 1998
 (unaudited)..............................................................  F-3
Statements of Income for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 (unaudited).......  F-4
Statements of Stockholders' Equity for the years ended December 31, 1995,
 1996 and 1997 and for the three months ended March 31, 1998 (unaudited)..  F-5
Statements of Cash Flows for the years ended December 31, 1995, 1996 and
 1997 and for the three months ended March 31, 1997 and 1998 (unaudited)..  F-6
Notes to Financial Statements.............................................  F-7

                        REPORT OF INDEPENDENT AUDITORS

Boards of Directors
Triarco Industries, Inc.

  We have audited the accompanying balance sheets of Triarco Industries, Inc. as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triarco Industries, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                               Ernst & Young LLP

Hackensack, New Jersey
March 6, 1998, except for Note 10,
as to which the date is July 20, 1998

                            TRIARCO INDUSTRIES, INC.

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                    PRO FORMA
                                                                  STOCKHOLDERS'
                                       DECEMBER 31,                  EQUITY
                                      ---------------  MARCH 31,    MARCH 31,
                                       1996    1997      1998         1998
                                      ------- ------- ----------- -------------
                                                      (UNAUDITED)  (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......... $ 1,780 $ 3,847   $ 2,990
  Accounts receivable, less allowance
   of $18 in 1996 and 1997...........   4,795   5,790     5,008
  Inventories........................   3,941   7,108     9,656
  Due from affiliate.................      74      13        13
  Prepaid expenses and other current
   assets............................      92     312       373
                                      ------- -------   -------
Total current assets.................  10,682  17,070    18,040
Property, plant and equipment, net...   1,298   2,843     3,446
Due from affiliates--non-current.....      61      61        57
Other assets.........................      89     212       213
                                      ------- -------   -------
                                      $12,130 $20,186   $21,756
                                      ======= =======   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving note payable.............     --  $ 2,000   $ 1,000
  Current portion of notes payable... $    21     --        --
  Accounts payable...................   1,001   1,736     2,616
  Accrued expenses...................     560     926     1,079
  Due to stockholders................      54     --        --
                                      ------- -------   -------
Total current liabilities............   1,636   4,662     4,695
Notes payable, net of current por-
 tion................................      33     --        --
Stockholders' equity:
  Preferred stock, $1.00 par value,
   authorized 1,000,000 shares, none
   issued and outstanding............     --      --        --
  Common stock, $.01 par value,
   authorized 50,000,000 shares,
   issued and outstanding 9,393,838
   shares............................      94      94        94      $   94
  Paid-in capital....................     --      --        --        6,329
  Retained earnings..................  10,367  15,430    16,967         --
                                      ------- -------   -------      ------
Total stockholders' equity...........  10,461  15,524    17,061      $6,423
                                      ------- -------   -------      ======
                                      $12,130 $20,186   $21,756
                                      ======= =======   =======

                            See accompanying notes.

                            TRIARCO INDUSTRIES, INC.

                              STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,         MARCH 31,
                              -------------------------  --------------------
                               1995     1996     1997      1997       1998
                              -------  -------  -------  ---------  ---------
                                                             (UNAUDITED)
Net sales.................... $23,646  $32,012  $41,995  $  10,133  $  11,074
Cost of sales................  14,248   17,994   24,595      5,908      6,552
                              -------  -------  -------  ---------  ---------
Gross profit.................   9,398   14,018   17,400      4,225      4,522
Selling, general and
 administrative expenses.....   5,557    7,128    8,666      2,032      2,183
Research and development.....     148      384      407        102        150
Interest expense.............      79       76        4          2         31
Other income.................    (192)     (23)    (137)       (24)      (169)
                              -------  -------  -------  ---------  ---------
Income before income taxes...   3,806    6,453    8,460      2,113      2,327
Income taxes.................     151      203      335         85         58
                              -------  -------  -------  ---------  ---------
Net income................... $ 3,655  $ 6,250  $ 8,125  $   2,028  $   2,269
                              =======  =======  =======  =========  =========
Pro forma data (unaudited)
Historical income before
 income taxes................                   $ 8,460             $   2,327
Pro forma adjustments other
 than income taxes...........                         1                    31
                                                -------             ---------
Pro forma income before
 income taxes................                     8,461                 2,358
Pro forma provision for
 income taxes................                     3,394                   934
                                                -------             ---------
Pro forma net income.........                   $ 5,067             $   1,424
                                                =======             =========
Pro forma earnings per
 share.......................                   $                   $
                                                =======             =========
Pro forma common shares
 outstanding.................
                                                =======             =========


                            See accompanying notes.

                            TRIARCO INDUSTRIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                       COMMON RETAINED
                                                       STOCK  EARNINGS   TOTAL
                                                       ------ --------  -------
Balance at January 1, 1995............................  $94   $ 7,449   $ 7,543
  Distribution to stockholders........................  --     (3,667)   (3,667)
  Net income..........................................  --      3,655     3,655
                                                        ---   -------   -------
Balance at December 31, 1995..........................   94     7,437     7,531
  Distribution to stockholders........................  --     (3,320)   (3,320)
  Net income..........................................  --      6,250     6,250
                                                        ---   -------   -------
Balance at December 31, 1996..........................   94    10,367    10,461
  Distribution to stockholders........................  --     (3,062)   (3,062)
  Net income..........................................  --      8,125     8,125
                                                        ---   -------   -------
Balance at December 31, 1997..........................   94    15,430    15,524
  Distribution to stockholders (unaudited)............  --       (732)     (732)
  Net income (unaudited)..............................  --      2,269     2,269
                                                        ---   -------   -------
Balance at March 31, 1998 (unaudited).................  $94   $16,967   $17,061
                                                        ===   =======   =======


                            See accompanying notes.

                            TRIARCO INDUSTRIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,         MARCH 31,
                                -------------------------  --------------------
                                 1995     1996     1997      1997       1998
                                -------  -------  -------  ---------  ---------
                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net income....................  $ 3,655  $ 6,250  $ 8,125  $   2,028  $   2,269
Adjustments to reconcile net
 income to net cash (used in)
 provided by operating activi-
 ties:
 Depreciation and amortiza-
  tion........................      224      269      511         69        172
 Provision for doubtful ac-
  counts......................       18      --       --         --         --
 Loss (gain) on disposal of
  property, plant and
  equipment...................      --        32      --         --         --
 Provision for obsolete inven-
  tory........................      --       --       300         75        --
 Changes in operating assets
  and liabilities:
  Accounts receivable.........     (964)     396     (995)    (2,373)       782
  Inventories.................   (1,566)    (200)  (3,467)      (536)    (2,548)
  Due from affiliate..........       (8)      32       61        --           3
  Prepaid expenses and other..     (140)     121     (220)      (115)       (61)
  Other assets................      (18)     --      (123)       (58)       --
  Accounts payable............      549     (921)     735      1,270        880
  Accrued expenses and income
   taxes......................   (1,870)      27      366        589        153
                                -------  -------  -------  ---------  ---------
Net cash (used in) provided by
 operating activities.........     (120)   6,006    5,293        949      1,650
INVESTING ACTIVITIES
Purchases of property, plant
 and equipment, net...........     (671)    (344)  (2,056)      (112)      (775)
                                -------  -------  -------  ---------  ---------
Net cash used in investing ac-
 tivities.....................     (671)    (344)  (2,056)      (112)      (775)
FINANCING ACTIVITIES
Borrowings on revolving notes
 payable......................    1,250      --     2,000        --         --
Payments on revolving notes
 payable......................      --    (1,250)     --         --      (1,000)
Borrowings on term notes pay-
 able.........................      --        40      --         --         --
Principal payments on notes
 payable......................       (4)     (24)     (54)       (54)       --
Decrease in due to stockhold-
 er...........................     (228)      (5)     (54)       (13)       --
Distributions to stockhold-
 ers..........................   (3,667)  (3,320)  (3,062)       --        (732)
                                -------  -------  -------  ---------  ---------
Net cash used in financing ac-
 tivities.....................   (2,649)  (4,559)  (1,170)       (67)    (1,732)
                                -------  -------  -------  ---------  ---------
(Decrease) increase in cash
 and cash equivalents.........   (3,440)   1,103    2,067        770       (857)
Cash and cash equivalents at
 beginning of period..........    4,117      677    1,780      1,780      3,847
                                -------  -------  -------  ---------  ---------
Cash and cash equivalents at
 end of period................  $   677  $ 1,780  $ 3,847  $   2,550  $   2,990
                                =======  =======  =======  =========  =========
SUPPLEMENTAL CASH FLOW INFOR-
 MATION
Interest paid.................  $    78  $    76  $     4  $       3  $      29
Taxes paid....................  $ 2,312  $    60  $   299  $     --   $      13

                            See accompanying notes.

                           TRIARCO INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1997
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The financial statements of Triarco Industries, Inc., a Delaware corporation (the "Company"), include the combined financial statements of Triarco Industries, Inc., a New Jersey corporation ("Old Triarco"), Leica Sordik, Inc., a New Jersey corporation, and Body Mechanics, Inc., a Florida corporation, (collectively the "Predecessor Companies"). These entities were under common control and were merged into Old Triarco on July 14, 1998, and on July 20, 1998 Old Triarco was merged into the Company (see Note 10). The financial statements have been restated similar to a pooling of interest to reflect this merger. All significant intercompany transactions have been eliminated.

  Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

 Nature of Business and Concentration of Credit Risk

  The Company is engaged in a single industry segment; the production and distribution of a variety of products used by manufacturers of natural products, principally nutritional supplements. Substantially all of the Company's customers are located in the United States. The Company performs periodic credit evaluations of its customers but generally does not require collateral.

  The Company had sales to two customers (one in 1995) representing 10% or more of the Company's total net sales totaling approximately 40%, 74%, 73%, 75% and 64% of total net sales for 1995, 1996, 1997 and the three months ended March 31, 1997 and 1998, respectively. Accounts receivable from these customers were $3,340, $3,817 and $3,160 at December 31, 1996 and 1997, and March 31, 1998, respectively.

 Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line and certain accelerated methods over the estimated useful lives of the related assets.

  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs that do not materially add to the value of the property nor appreciably extend the useful life of the property are charged to expense as incurred.

 Impairment of Long-Lived Assets

  The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

 Revenue Recognition

  The Company recognizes revenue upon shipment of products to customers.

                           TRIARCO INDUSTRIES, INC.

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1997
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)


 Research and Development

  Research and development costs are expensed as incurred.

 Earnings Per Share

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share, which is required to be adopted on December 31, 1997. Statement 128 replaced the calculation of primary and fully-diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously required fully-diluted earnings per share.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Income Taxes

  Deferred income taxes are determined using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities (i.e., temporary differences) and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. No deferred tax asset or liability exists at December 31, 1996 and 1997, or March 31, 1998.

  The Company has elected to be treated under Subchapter S of the Internal Revenue Code for federal and New Jersey purposes. Accordingly, no provision is made for federal income taxes, and a reduced rate is provided for state income taxes since the Company's income will be included in the personal income tax returns of the stockholders. See Note 11.

 Interim Financial Statements

  The accompanying unaudited interim financial statements as of March 31, 1998 and for each of the three month periods ended March 31, 1997 and 1998 include all adjustments which, in the opinion of management, are necessary for a fair presentation of the Company's financial position and results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of the Company's operations for the three months ended March 31, 1997 and 1998 are not necessarily indicative of the results of operations for a full fiscal year.

2. INVENTORIES

  Inventory consists of the following:

                                                         DECEMBER 31
                                                        -------------  MARCH 31,
                                                         1996   1997     1998
                                                        ------ ------  ---------
   Raw materials....................................... $1,380 $2,488   $4,634
   Finished goods......................................  2,561  4,920    5,322
                                                        ------ ------   ------
                                                         3,941  7,408    9,956
   Reserve for obsolete inventory......................    --    (300)    (300)
                                                        ------ ------   ------
                                                        $3,941 $7,108   $9,656
                                                        ====== ======   ======

                           TRIARCO INDUSTRIES, INC.

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1997
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)


3. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                                       DECEMBER 31
                                                      ---------------  MARCH 31,
                                                       1996    1997      1998
                                                      ------  -------  ---------
   Land and buildings................................    --   $   676   $ 1,073
   Furniture and fixtures............................ $  243      325       408
   Leasehold improvements............................    844    1,030     1,064
   Machinery and equipment...........................    992    2,101     2,362
                                                      ------  -------   -------
                                                       2,079    4,132     4,907
   Accumulated depreciation..........................   (781)  (1,289)   (1,461)
                                                      ------  -------   -------
                                                      $1,298  $ 2,843   $ 3,446
                                                      ======  =======   =======

4. ACCRUED EXPENSES

  Other accrued liabilities consist of the following:

                                                          DECEMBER 31
                                                          ----------- MARCH 31,
                                                          1996  1997    1998
                                                          ----- ----- ---------
   Employee compensation................................. $  89 $ 210  $  435
   Volume rebates........................................   251   386     400
   Other.................................................   220   330     244
                                                          ----- -----  ------
                                                          $ 560 $ 926  $1,079
                                                          ===== =====  ======

5. DEBT

  The revolving note payable represents borrowings from a bank under a $5.0 million revolving line of credit which expires on June 30, 1998 (see Note 11). The revolving note payable bears interest, payable monthly, based upon a rate option selected by the Company. The rate in effect at December 31, 1997 was 7.16% representing the LIBOR rate plus 1.25%.

  Borrowings under the revolving line of credit are collateralized by substantially all of the Company's assets. In addition, the Company is required to maintain compliance with certain financial covenants.

  Notes payable consists of the following at December 31, 1996:

Secured term note payable to bank. Payable in monthly installments of $1 plus interest at 8.50% through February 2001............................. $33
Secured term note payable to bank. Payable in monthly installments of $1 plus interest at 8.50% through November 1998.............................  16
Secured term note payable to bank. Payable in monthly installments of $.5
 plus interest at 8.25% through November 1997.............................   5
                                                                           ---
                                                                            54
Less current portion......................................................  21
                                                                           ---
                                                                           $33
                                                                           ===

                           TRIARCO INDUSTRIES, INC.

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1997
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)


  The secured term notes were collateralized by vehicles and equipment with an aggregate net carrying value of $42 at December 31, 1996.

  The fair value of the Company's debt, which approximates its carrying value, is estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates.

6. RETIREMENT PLAN

  The Company maintains a defined contribution profit sharing plan. The profit sharing plan covers hourly and salaried employees who meet prescribed age and service requirements. The Company, at its discretion, contributes to the plan amounts for each employee as determined by the Board of Directors. The Company accrued for contributions to the plan amounting to approximately $250, $326, $423, $104 and $125 for the years ended December 31, 1995, 1996, 1997, and the three months ended March 31, 1997 and 1998, respectively.

7. RELATED PARTY TRANSACTIONS

  The Company leases its manufacturing and warehouse facilities from an entity related through common ownership and a stockholder. Total rent expense on these leases was approximately $155, $300, $300, $75 and $75 for the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1997 and 1998, respectively.

  The Company is contingently liable as a guarantor of two mortgage obligations of the entity from which it leases its manufacturing facilities. The aggregate outstanding balance of these mortgages was $298, $281, and $277 at December 31, 1996 and 1997, and March 31, 1998, respectively.

  The balance due from affiliate bears interest at 7% and is due to the Company in monthly installments of $2.

  Other assets includes a note receivable from a stockholder of $49 at December 31, 1996 which bore interest at 10% and was repaid in 1997.

  The balance due to stockholders at December 31, 1996 which bore interest at 8% was repaid in full in 1997.

8. COMMITMENTS

  The Company leases manufacturing, distribution and office facilities under several non-cancelable operating leases. The leases have terms of one to five years and contain renewal options of similar periods. In addition, certain leases require the Company to pay maintenance and other operating costs of the properties.

  Future minimum lease payments for noncancelable operating leases having initial or remaining terms in excess of one year are as follows:

      1998................................................................. $169
      1999.................................................................  148
      2000.................................................................  160
      2001.................................................................  140

  Rental expense for all operating leases, inclusive of the leases described in Note 6, was approximately $370, $475, $576, $119 and $156 for the years ended December 31, 1995, 1996, 1997, and the three months ended March 31, 1997 and 1998, respectively.

                           TRIARCO INDUSTRIES, INC.

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1997
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)


9. NOTE RECEIVABLE

  Other assets at December 31, 1997 includes a note receivable of $116 from a landlord of the Company. The note bears interest at 8% and is due to the Company in monthly installments of $3 through October 2001. Other current assets at December 31, 1997 include $27 related to this note receivable.

10. SUBSEQUENT EVENTS

  In January 1998, a lawsuit relating to the ownership of one of the combined entities was settled in favor of the Company for $1.2 million, payable in 60 monthly installments of $20. The Company will recognize the revenue as cash is collected.

  As discussed in Note 1, on July 20, 1998 the Predecessor Companies were merged into Triarco Industries, Inc. The Company was incorporated in Delaware on June 23, 1998 for the purpose of acquiring and continuing the operations of the Predecessor Companies, in contemplation of the Offering discussed in Note
11. The Company is authorized to issue up to 50,000,000 shares of common stock and 1,000,000 shares of preferred stock in one or more series, with each series to have such designations, rights and preferences as may be determined by the Board of Directors.

  Upon consummation of the merger, the shareholders of the Predecessor Companies contributed all of the outstanding stock in the Predecessor Companies to the Company in exchange for 9,393,838 shares of the Company's common stock, after giving effect to a proposed 4,469-for-1 stock split. The financial statements have been prepared as if such shares were outstanding for all periods presented.

  On June 25, 1998 two of the Predecessor Companies declared dividends to their shareholders, which in the aggregate totaled $10,965 (the
"Distributions"), representing estimated accumulated undistributed S corporation taxable income through March 31, 1998. On June 29, 1998, $7,015 of the total Distribution was paid, with the remaining $3,950 paid on July 6, 1998.

  On the respective Distribution payment dates, the Predecessor Companies borrowed $10,965 from a bank pursuant to two term notes (the "Term Notes") which mature on December 15, 1998. The Term Notes bear interest, payable monthly at LIBOR plus 1.00% and are secured by all of the assets of the Company. The Company intends to repay the Term Notes from the net proceeds of the Offering.

  On June 24, 1998 the maturity date of the revolving line of credit was extended to June 30, 1999. See Note 5.

11. PLANNED INITIAL PUBLIC OFFERING AND PRO FORMA ADJUSTMENTS (UNAUDITED)

 Planned Initial Public Offering

  In May 1998, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for an initial public offering (the "Offering") of the Company's Common Stock.

 Pro Forma Adjustments

  The unaudited pro forma net income for the year ended December 31, 1997 and the three-month period ended March 31, 1998 reflects the Offering and the following adjustments as if they had occurred on January 1 of each period: a) a reduction in interest expense of $1 for the year ended December 31, 1997 and $31 for the three-month period ended March 31, 1998 assuming the application of proceeds from the Offering to repay all of the Company's indebtedness; and
b) an increase in income taxes of $3,059 for the year ended December 31, 1997 and $876 for the three-month period ended March 31, 1998 based upon pro forma pre-tax income as if the Company had been subject to federal and additional state income taxes.

                           TRIARCO INDUSTRIES, INC.

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1997
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)


  The following table sets forth the capitalization of the Company at March 31, 1998 and the pro forma capitalization of the Company as of such date after giving effect to the Distributions to the stockholders and the recording of a net deferred tax benefit of approximately $327 in connection with the Company becoming subject to federal and additional state and local income taxes.

                                                               ACTUAL  PRO FORMA
                                                               ------- ---------
       Common stock........................................... $    94  $   94
       Additional paid-in capital.............................     --    6,329
       Retained earnings......................................  16,967     --
                                                               -------  ------
       Total Stockholders' equity............................. $17,061  $6,423
                                                               =======  ======

 Income Taxes

  As discussed in Note 1, the Company has elected to be taxed as an S corporation pursuant to the Internal Revenue Code and certain state and local tax regulations. In connection with the Offering made hereby, the Company will become subject to federal and additional state income taxes. Accordingly, in the quarter in which the Offering is completed, the Company will record additional deferred tax assets of $350 and additional deferred tax liabilities of ($23) and a corresponding net tax benefit of $327 in the statement of income in accordance with the provisions of SFAS No. 109.

  The pro forma provision for income taxes represents the income tax provisions that would have been reported had the Company been subject to federal and additional state income taxes during the year ended December 31, 1997 and the quarter ended March 31, 1998. The unaudited pro forma net income for the year ended December 31, 1997 and the quarter ended March 31, 1998, reflects a decrease of $3,059 and $876 respectively, for income taxes based upon income before income taxes as if the Company had become subject to federal and additional state income taxes on that date.

  Pro forma deferred income taxes will reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for pro forma financial reporting and the amounts used for income tax purposes. Significant components of the Company's pro forma net deferred tax assets and liabilities as of December 31, 1997 and March 31, 1998 are as follows:

                                                          DECEMBER 31, MARCH 31,
                                                              1997       1998
                                                          ------------ ---------
   Deferred tax assets:
     Book depreciation over tax depreciation.............     $ 73       $ 89
     Allowance for doubtful accounts.....................        7          7
     Inventory capitalization and reserves...............      213        247
     Other book accruals.................................        7          7
                                                              ----       ----
   Subtotal--deferred tax asset..........................      300        350
   Deferred tax liabilities:
     Intangibles.........................................       (3)        (3)
     Unrealized income...................................      (20)       (20)
                                                              ----       ----
   Subtotal--deferred tax liabilities....................      (23)       (23)
                                                              ----       ----
   Net deferred tax asset................................     $277       $327
                                                              ====       ====

                           TRIARCO INDUSTRIES, INC.

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               DECEMBER 31, 1997
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS UNAUDITED)


  The pro forma income tax provisions for the year ended December 31, 1997 and the three months ended March 31, 1998 are as follows:

                                                                         THREE
                                                                        MONTHS
                                                           YEAR ENDED    ENDED
                                                          DECEMBER 31, MARCH 31,
                                                              1997       1998
                                                          ------------ ---------
   Current:
     Federal.............................................    $2,759      $762
     State and local.....................................       803       222
                                                             ------      ----
                                                              3,562       984
   Deferred income tax benefit...........................      (168)      (50)
                                                             ------      ----
                                                             $3,394      $934
                                                             ======      ====

  A reconciliation setting forth the differences between the pro forma effective tax rate of the Company and the U.S. federal statutory tax rate is as follows:

                                                         DECEMBER 31, MARCH 31,
                                                             1997       1998
                                                         ------------ ---------
   Federal statutory rate...............................     34.0%      34.0%
   State and local taxes, net of federal tax benefit....      6.0        6.0
                                                             ----       ----
   Effective tax rate...................................     40.0%      40.0%
                                                             ====       ====

 Pro Forma Earnings Per Share

  Pro forma earnings per share is based on 9,393,838 shares of common stock
outstanding prior to the Offering, increased by the sale of         shares of
common stock assuming an initial public offering price of $      per share
($     , net of underwriting discounts and commissions and estimated offering expenses), the proceeds of which would be necessary to pay approximately $11,965 representing the borrowings related to the Distributions and amounts outstanding under the revolving note payable.

12. IMPACT OF YEAR 2000 (UNAUDITED)

  The Company has developed a plan to modify its information technology to be ready for the Year 2000 and convert critical data processing systems. The Company currently expects the project to be substantially complete by early 1999 and to cost between $125 and $175. This estimate includes internal costs, but excludes costs which may be required to upgrade and replace systems in the normal course of business. The Company does not expect this project to have a significant effect on operations.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been au-thorized by the Company, the Selling Stockholder or any Underwriter. This Pro-spectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                            -----------------------

                               TABLE OF CONTENTS

                            -----------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   9
Dividend Policy..........................................................  15
Use of Proceeds..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Historical and Pro Forma Financial Data.........................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  25
Management...............................................................  39
Certain Transactions.....................................................  43
Principal and Selling Stockholders.......................................  44
Description of Capital Stock.............................................  45
Shares Eligible for Future Sale..........................................  50
Underwriting.............................................................  52
Legal Matters............................................................  53
Experts..................................................................  53
Additional Information...................................................  54
Index to Financial Statements............................................ F-1

                               ----------------

  Until       , 1998 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not partici-pating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               3,300,000 SHARES

                                     LOGO

                                 COMMON STOCK


                                --------------

                                  PROSPECTUS

                                --------------


                            NationsBanc Montgomery
                                Securities LLC

                               CIBC Oppenheimer


                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission, National Association of Securities Dealers, Inc. ("NASD") and the Nasdaq National Market.

   Securities and Exchange Commission Filing Fee....................... $15,930
   NASD Filing Fee.....................................................   5,813
   Nasdaq National Market Listing Fee..................................  84,875
   Printing Fees and Expenses..........................................       *
   Legal Fees and Expenses.............................................       *
   Directors' and Officers' Insurance Premium..........................       *
   Accounting Fees and Expenses........................................       *
   Blue Sky Fees and Expenses..........................................       *
   Miscellaneous.......................................................       *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

--------
*  To be completed in an amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Subsection (a) of Section 145 of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

  Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

  The Certificate of Incorporation of the Registrant provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as therein effect.

  The Bylaws of the Registrant provide, in effect, that the Registrant shall indemnify every person who was or is a party, or is or was threatened to be made a party, to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceedings, to the fullest extent permitted by applicable law. Such indemnifications may, in the discretion of the board of directors, include advances of the person's expenses in advance of final disposition of such action, suit, or proceeding, subject to the provisions of any applicable statute. The Registrant is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability incurred by such person in such capacity, or arising out of such person's capacity.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In the three years preceding the filing of this Registration Statement, the Registrant has sold unregistered securities in the following transactions, each of which was intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereunder, and none of which involved any underwriters:

  On June 24, 1998 the Company issued 59 shares of Common Stock to Rodger R. Rohde at a price of $1.00 per share for cash in connection with the formation of the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

  (a) Exhibits.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  1.1    --Form of Underwriting Agreement.*
  3.1    --Certificate of Incorporation of the Registrant.
  3.2    --Bylaws of the Registrant
  4.1    --Stockholder Protection Rights Agreement, dated as of     , 1998,
          between the Registrant and American Stock Transfer & Trust Company,
          as Rights Agent.*
  5.1    --Opinion of Cadwalader, Wickersham & Taft.*
 10.1.1  --Employment Agreement, dated as of     , 1998, by and between the
          Registrant and Rodger R. Rohde, Sr.*
 10.1.2  --Employment Agreement, dated as of     , 1998, by and between the
          Registrant and Rodger R. Rohde, Jr.*
 10.1.3  --Employment Agreement, dated as of     , 1998, by and between the
          Registrant and Angelo R. Appierto.*
 10.1.3  --Employment Agreement, dated as of     , 1998, by and between the
          Registrant and Andres E. Menendez.*
 10.1.4  --Employment Agreement, dated as of     , 1998, by and between the
          Registrant and Christopher J. Rohde.*
 10.1.5  --Employment Agreement, dated as of     , 1998, by and between the
          Registrant and Cynthia J. Rohde.*
 10.2    --1998 Omnibus Stock Incentive Plan*
 10.3    --Business Lease, dated November 1, 1996, between Thomas Associates, as landlord, and the Registrant, as tenant.
 10.4    --Real Estate Lease, dated as of January 1, 1997, by and between
          Rodger R. Rohde, Sr., as landlord, and the Registrant, as tenant, related to the premises at 6 Morris, Paterson, New Jersey.
 10.5    --Real Estate Lease, dated as of January 1, 1997, by and between Rohde
          Holdings, Inc., as landlord, and the Registrant, as tenant, related to the premises at 8 Morris, Paterson, New Jersey.
 10.6.1  --Memorandum of Lease, dated July 17, 1997, executed by Wade Howell and the Registrant.
 10.6.2  --Ground & Equipment Lease, dated July 17, 1997, by and between Wade
          Howell and the Registrant.
 10.7    --Letter agreement, dated June 30, 1997, between Fleet Bank, National
          Association and the Registrant, as amended by letter agreement, dated
          June 24, 1998, and promissory note relating to revolving credit facility.
 21.1    --Subsidiaries of the Registrant.
 23.1    --Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).*
 23.2    --Consent of Ernst & Young LLP.
 24.1    --Power of Attorney (included on signature page).
 27.1    --Financial Data Schedule.

--------
*  To be filed by amendment.

  (b) Financial Statement Schedules.

  All schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of New Jersey, on July 22, 1998.

                                          Triarco Industries, Inc.

                                                 /s/ Rodger R. Rohde, Sr.
                                          By: _________________________________
                                                   RODGER R. ROHDE, SR.
                                                 Chairman of the Board and
                                                  Chief Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rodger R. Rohde, Sr., Rodger R. Rohde, Jr. and Angelo R. Appierto and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 22, 1998

              SIGNATURE                                 TITLE

      /s/ Rodger R. Rohde, Sr.         Chairman of the Board, Chief Executive
-------------------------------------   Officer and Director (Principal
        RODGER R. ROHDE, SR.            Executive Officer)

      /s/ Rodger R. Rohde, Jr.         President, Chief Operating Officer and
-------------------------------------   Director
        RODGER R. ROHDE, JR.

       /s/ Angelo R. Appierto          Vice President--Finance, Chief
-------------------------------------   Financial Officer, Secretary,
         ANGELO R. APPIERTO             Treasurer and Director (Principal
                                        Financial and Accounting Officer)

         /s/ Andres Menendez           Vice President--Special Projects and
-------------------------------------   Director
           ANDRES MENENDEZ

        /s/ Christopher Rohde          Vice President--Operations and
-------------------------------------   Director
          CHRISTOPHER ROHDE

          /s/ Cynthia Rohde            Vice President--Corporate
-------------------------------------   Communications and Director
            CYNTHIA ROHDE

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  1.1    --Form of Underwriting Agreement.*
  3.1    --Certificate of Incorporation of the Registrant.
  3.2    --Bylaws of the Registrant
  4.1    --Stockholder Protection Rights Agreement, dated as of     , 1998,
          between the Registrant and American Stock Transfer & Trust Company,
          as Rights Agent.*
  5.1    --Opinion of Cadwalader, Wickersham & Taft.*
 10.1.1  --Employment Agreement, dated as of     , 1998, by and between the
          Registrant and Rodger R. Rohde, Sr.*
 10.1.2  --Employment Agreement, dated as of     , 1998, by and between the
          Registrant and Rodger R. Rohde, Jr.*
 10.1.3  --Employment Agreement, dated as of     , 1998, by and between the
          Registrant and Angelo R. Appierto.*
 10.1.3  --Employment Agreement, dated as of     , 1998, by and between the
          Registrant and Andres E. Menendez.*
 10.1.4  --Employment Agreement, dated as of     , 1998, by and between the
          Registrant and Christopher J. Rohde.*
 10.1.5  --Employment Agreement, dated as of     , 1998, by and between the
          Registrant and Cynthia J. Rohde.*
 10.2    --1998 Omnibus Stock Incentive Plan*
 10.3    --Business Lease, dated November 1, 1996, between Thomas Associates, as landlord, and the Registrant, as tenant.
 10.4    --Real Estate Lease, dated as of January 1, 1997, by and between
          Rodger R. Rohde, Sr., as landlord, and the Registrant, as tenant, related to the premises at 6 Morris, Paterson, New Jersey.
 10.5    --Real Estate Lease, dated as of January 1, 1997, by and between Rohde
          Holdings, Inc., as landlord, and the Registrant, as tenant, related to the premises at 8 Morris, Paterson, New Jersey.
 10.6.1  --Memorandum of Lease, dated July 17, 1997, executed by Wade Howell and the Registrant.
 10.6.2  --Ground & Equipment Lease, dated July 17, 1997, by and between Wade
          Howell and the Registrant.
 10.7    --Letter agreement, dated June 30, 1997, between Fleet Bank, National
          Association and the Registrant, as amended by letter agreement, dated
          June 24, 1998, and promissory note relating to revolving credit facility.
 21.1    --Subsidiaries of the Registrant.
 23.1    --Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).*
 23.2    --Consent of Ernst & Young LLP.
 24.1    --Power of Attorney (included on signature page).
 27.1    --Financial Data Schedule.

--------
*  To be filed by amendment.